Exhibit 10.1

SHARE Purchase Agreement

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE SELLERS		33
5.1.	Ownership of Shares	33
5.2.	Authorization	34
5.3.	Non-Contravention	34
5.4.	Litigation	34
5.5.	No Brokers	34
5.6.	Taxes	34
5.7.	Confirmation Regarding the Company Representations and Warranties	35
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		35
6.1.	Organization and Authority of Buyer; Enforceability	35
6.2.	Non-Contravention	35
6.3.	Legal Proceedings	35
6.4.	Investment Purpose	35
ARTICLE VII COVENANTS		35
7.1.	Further Action; Reasonable Best Efforts	35
7.2.	Public Announcements	36
7.3.	Tax Matters	36
7.4.	Release	38
7.5.	401(k) Plans	38
7.6.	Customer Notification	38
ARTICLE VIII INDEMNIFICATION		38
8.1.	Indemnification	38
8.2.	Recourse; Other Limitations	40
8.3.	Period for Claims; Other Limitations	40
8.4.	Claims	41
8.5.	Resolution of Objections to Claims	41
8.6.	Third-Party Claims	42
8.7.	No Waiver by Knowledge	43
8.8.	Tax Treatment of Indemnity Payments	43
ARTICLE IX GENERAL PROVISIONS		43
9.1.	Survival of Representations and Warranties and Covenants	43
9.2.	Notices	43
9.3.	Counterparts	43
9.4.	Entire Agreement; Non-assignability; Parties in Interest; Amendment	43
9.5.	Assignment	44
9.6.	Severability	44
9.7.	Remedies Cumulative	44
9.8.	Governing Law	44
9.9.	WAIVER OF JURY TRIAL	44
9.10.	Fees and Expenses	45
9.11.	Confidentiality	45
9.12.	Limited Guarantee	45
9.13.	Sellers’ Representative	45

iii

Schedules

Schedule AAdditional Defined Terms

Schedule BAccounting Principles

Schedule CFunds Flow Memo

Schedule DNotice Addresses

Schedule EIllustrative Calculation of Net Working Capital Amount

Schedule 3.2(a)(ix)Required Consents

Disclosure Schedules

Section 4.1(a)Organization

Section 4.1(b)Subsidiaries

Section 4.3Capitalization

Section 4.4Non-Contravention

Section 4.5Permits; Compliance

Section 4.6Financial Statements

Section 4.8Inventories

Section 4.9(a)(1)Absence of Changes

Section 4.9(a)(2)Change of Control Bonuses

Section 4.10Litigation

Section 4.11Employee Matters

Section 4.12Real Property; Title to Assets

Section 4.13Intellectual Property

Section 4.16(a)Material Contracts

Section 4.17Customers; Suppliers

Section 4.19Brokers

Section 4.20Warranties and Guaranties

Section 4.23Related Party Transactions

iv

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of December 31, 2018 (such date, the “Closing Date”) by and among L.A.R.K. Industries, Inc. (d/b/a Residential Design Services), a California corporation (“Buyer”), T.A.C. Ceramic Tile Co., a Virginia corporation (the “Company”), Robert J. Hughes, as Trustee serving under the TAC & TAC Irrevocable Trust Dated December 28, 2012 (the “TAC & TAC Irrevocable Trust”), Thomas A. Callaway, as Trustee serving under the Thomas A. Callaway Living Trust U/A dated December 28, 2012 (the “Thomas A. Callaway Living Trust” and together with the TAC & TAC Irrevocable Trust, each a “Seller” and collectively the “Sellers”), and Thomas A. Callaway, solely in his capacity as the Sellers’ Representative and for purposes of agreeing to be bound by ARTICLE IX.  Buyer, the Company, the Sellers and the Sellers’ Representative are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein (including in this introductory paragraph) and not otherwise defined herein have the respective meanings given to such terms in Section 1.1 or Schedule A, as applicable.

BACKGROUND

A.	The Company is engaged in the Business.
B.

Immediately before giving effect to the Transactions (as defined below) the Sellers, collectively, were the record and beneficial holders of 100% of the issued and outstanding equity and equity-linked interests of the Company (collectively, the “Shares”).

C.

The Parties intend that, pursuant to the terms and conditions of this Agreement, at the closing of the Transaction, Buyer will purchase from each Seller, and each Seller will sell to Buyer, 100% of the Shares held by such Seller immediately prior to the Closing, in each case free and clear of all Liens (as defined below) (collectively with the other transactions contemplated hereby, the “Transaction”).

D.	The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transaction and to prescribe various conditions to the Transaction.
E.

Concurrently with the execution of this Agreement and as a material inducement to the willingness of Buyer to enter into this Agreement and to consummate the Transaction, each Seller is entering into (i) a release of claims and (ii) a restrictive covenant agreement to become effective upon the closing of the Transaction.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1.Definitions.  For purposes of this Agreement, the following terms have the respective meanings indicated in this Section 1.1.

“Accounting Principles” means GAAP, except to the extent that the Company’s historical method of accounting, using the accounting principles, methods and practices utilized in preparing the Financial Statements throughout the period indicated, applied on a consistent basis, and as applied in accordance with the revenue and expense recognition principles set forth on Schedule B is not in accordance with GAAP.

“Action” means any claim, action, suit, charge, complaint, grievance, arbitration, notice, inquiry, dispute, strike, meditation, audit, investigation, litigation or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Entity or arbitrator.

“Adjusted EBITDA” has the meaning specified in Schedule A.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.

“Agreed Value” has the meaning set forth in Section 8.6(c).

“Agreement” has the meaning set forth in the Recitals.

“Ancillary Transaction Documents” has the meaning specified in Schedule A.

“Assumed Contracts” means all Contracts to which the Company is a party (other than any Company Plans or insurance policies held or maintained by the Company).

“Assumed Liabilities” means: (a) all executory obligations required to be performed following the Closing under the Assumed Contracts, but only to the extent such executory obligations are incurred in the ordinary course of business, are first required to be performed on or after the Closing, are expressly set forth in the written terms of the Assumed Contracts and do not relate to any failure to perform, improper performance, warranty or other breach default or violation by the Company on or prior to the Closing; and (b) those trade accounts payable of the Company to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date and that are included as current liabilities in the calculation of the Final Net Working Capital Amount.

“Author” has the meaning set forth in Section 4.13(c).

“Balance Sheet Date” has the meaning specified in Schedule A.

“Basket Amount” has the meaning specified in Schedule A.

“beneficial owner”, with respect to any capital stock or other equity or equity-linked interests of the Company, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business” has the meaning specified in Schedule A.

“Business Day” means a day on which banks are open for business in the State of New York, but does not include a Saturday, Sunday or a statutory holiday in the State of New York.

“Buyer” has the meaning set forth in the Recitals.

“Claims Period” has the meaning set forth in Section 8.3.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Effective Time” has the meaning specified in Schedule A.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Commercial Leases” means those certain Commercial Leases, dated as of the Closing Date, by and between the Company and Callaway Development, LLC.

“Company Intellectual Property” means any and all Company Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company.

“Company Owned Intellectual Property” means any and all Intellectual Property Rights that are owned or purportedly owned by the Company or that were developed for the Company by full or part time employees or independent contractors of the Company (including customizations of Third Party Intellectual Property).

“Company Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, equity-based compensation (including any stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance award, capital interest, profits interest or phantom equity), compensation, change in control, transaction, retention, incentive, bonus, profit-sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment, vacation, paid time off, welfare, pension, retirement, employment, severance, salary or benefits continuation, death benefit, gift, fringe benefit or other perquisites in the form of a plan, policy, program, arrangement, agreement or commitment (and amendments thereto), whether or not any such plan, policy, program, arrangement, agreement and/or commitment is in writing, funded or unfunded, whether or not Tax-qualified, or subject to or exempt from the provisions of ERISA, for the direct or indirect benefit of any current or former employee, officer, manager, director or consultant of the Company or any dependent, family member or associate of any of them, which the Company or any of its Affiliates maintains, sponsors, contributes to or is required to contribute to.

“Contract” means any contract, agreement, statement of work, understanding, arrangement or commitment, written or oral, to which the Company is a party or by which the Company or any of its properties, rights or assets are bound.

“Contract Materiality Threshold” has the meaning specified in Schedule A.

“control” (and, with correlative meaning, “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and the Sellers concurrently with the execution and delivery of this Agreement, which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of Article IV or Article V to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the actual text of the disclosures, which, for the avoidance of doubt, may include cross-references from one Section of the Disclosure Schedule to another Section of the Disclosure Schedule), and each affirmative disclosure made pursuant to the representations and warranties shall also be deemed to be part of the representations and warranties made by the Company to Buyer under Article IV and by the Sellers under Article V.

“Dispute Notice” has the meaning set forth in Section 2.3(a).

“Disputed Amount” has the meaning set forth in Section 8.6(c).

“Disputed Items” has the meaning set forth in Section 2.3(a).

“Earn-Out Business” has the meaning specified in Schedule A.

“Earn-Out Consideration” has the meaning set forth in Section 2.4(a).

“Earn-Out End Date” has the meaning specified in Schedule A.

“Earn-Out Statement” has the meaning set forth in Section 2.4(b)(i).

“Earn-Out Statement Delivery Deadline” has the meaning specified in Schedule A.

“Enterprise Value” has the meaning specified in Schedule A.

“Environmental Laws” means all material federal, state and local Laws relating to protection of the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Substances.

“Environmental Permits” means all Permits issued pursuant to Environmental Laws.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Equity Interest” has the meaning set forth in Section 5.1.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations thereunder.

“Estimated Balance Sheet Certificate” means a certificate: (a) in the form provided by Buyer to the Company prior to the Closing Date; (b) prepared by the Company; (c) reasonably acceptable to Buyer; (d) executed by the Company’s Chief Executive Officer (or similar officer); (e) dated as of the Closing Date; (f) certifying the Company’s good faith estimate, as of immediately prior to the Closing Effective Time, of (i) the Estimated Net Working Capital Amount, and illustrating the calculation of the Estimated Net Working Capital Amount, including: (A) the amount of each line item component of the consolidated total current assets of the Company included in the Estimated Net Working Capital Amount (corresponding to the line items set forth in the Estimated Company Balance Sheet to the maximum extent practicable); and (B) the amount of each line item component of the consolidated total current liabilities of the Company included in the Estimated Net Working Capital Amount (corresponding to the line items set forth in the Estimated Company Balance Sheet to the maximum extent practicable); (ii) an itemized list of each element of the Estimated Indebtedness of the Company with a description of the amount and nature of such Estimated Indebtedness and the person to whom such Indebtedness is owed; (iii) an itemized list of each unpaid Estimated Transaction Expense with a description of the amount of such Estimated Transaction Expense and the person to whom such Estimated Transaction Expense is owed; (iv) the Estimated Net Working Capital Adjustment Amount; and (v) the Estimated Purchase Price Adjustment Amount.

“Estimated Indebtedness” means the Company’s good faith estimate, as of 11:59 p.m. Eastern Time on the last day preceding the Closing Date, of the Company’s Indebtedness that existed prior to the Closing and will remain unpaid immediately following the Closing, excluding any Indebtedness that the Company included in current liabilities in determining the Estimated Net Working Capital Amount.

“Estimated Net Purchase Price” means an amount equal to the sum of: (a) the Enterprise Value; plus (b) the Estimated Net Working Capital Adjustment Amount.

“Estimated Net Working Capital Adjustment Amount” means an amount (which may be positive, negative or equal to zero) equal to: (a) the Estimated Net Working Capital Amount; minus (b) the Target Net Working Capital Amount.

“Estimated Net Working Capital Amount” means the Company’s good faith estimate, as of immediately prior to the Closing Effective Time, of the Net Working Capital Amount.

“Estimated Company Balance Sheet” means the unaudited consolidated balance sheet for the Company as of immediately prior to the Closing Effective Time, prepared in good faith in accordance with Accounting Principles and presenting fairly, in all respects, the financial condition of the Company at the respective date and delivered concurrently with the delivery of the Estimated Balance Sheet Certificate.

“Estimated Transaction Expenses” means the Company’s good faith estimate, as of 11:59 p.m. Eastern Time on the last day preceding the Closing Date, of the Transaction Expenses.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Liabilities” means any Liabilities of the Company or any Liabilities relating to the Business that are not Assumed Liabilities, including any Liability: (a) owed to any Seller or any Affiliate of a Seller; (b) pertaining to Pre-Closing Taxes; (c) for any Indebtedness; (d) relating to or arising out of claims made in pending or future Actions, claims made based on violations or non-compliance with any Law, breach of contract, employment practices (which shall include, for the avoidance of doubt, any Liability related to claims for unpaid commissions claimed by any Person), environmental or health and safety matters or any other actual or alleged failure by the Company to perform any obligation, in each case, relating to or arising out of events that have occurred, or services performed, or products sold, or the operation of the Business by the Company prior to the Closing; (e) under any Company Plan maintained or sponsored by the Company or any employment agreements held by the Company; (f) relating to any non-compliance by the Company with any applicable bulk sales Law; (g) that constitutes a Transaction Expense; and (h) relating to any overpayments made to the Company prior to the Closing.

“Final Balance Sheet Certificate” means a certificate executed by an authorized officer of Buyer and dated no later than 90 days following the Closing Date, certifying Buyer’s calculation, as of immediately prior to the Closing Effective Time, of: (a) the Final Net Working Capital Amount, and illustrating the calculation of the Final Net Working Capital Amount, including: (i) the amount of each line item component of the consolidated total current assets of the Company included in the Final Net Working Capital Amount (corresponding to the line items set forth in the Final Company Balance Sheet to the maximum extent practicable); (ii) the amount of each line item component of the consolidated total current liabilities of the Company included in the Final Net Working Capital Amount (corresponding to the line items set forth in the Final Company Balance Sheet to the maximum extent practicable); (b) an itemized list of each element of the Final Indebtedness of the Company; (c) an itemized list of each Final Transaction Expense; (d) the Final Net Working Capital Adjustment Amount; and (e) the Final Purchase Price Adjustment Amount; provided, however, that such certificate shall be deemed final only in accordance with the terms of Section 2.3(a).

“Final Company Balance Sheet” means the unaudited balance sheet for the Company as of immediately prior to the Closing Effective Time, prepared in good faith in accordance with Accounting Principles and presenting fairly, in all respects, the financial condition of the Company at the respective date and delivered concurrently with the delivery of the Final Balance Sheet Certificate.

“Final Indebtedness” means Buyer’s calculation, as of 11:59 p.m. Eastern Time on the last day preceding the Closing Date, of the Company Group’s Indebtedness that existed prior to the Closing and remained unpaid immediately following the Closing, excluding any Indebtedness included in current liabilities in determining the Final Net Working Capital Amount, all as finally determined in accordance with Section 2.3.

“Final Net Purchase Price” means an amount equal to the Estimated Net Purchase Price (as finally adjusted and determined in accordance with Section 2.3).

“Final Net Working Capital Adjustment Amount” means an amount (which may be positive, negative or equal to zero) equal to: (a) the Final Net Working Capital Amount; minus (b) the Target Net Working Capital Amount.

“Final Net Working Capital Amount” means Buyer’s calculation, as of immediately prior to the Closing Effective Time, of the Net Working Capital Amount, which such calculation shall be included in the Final Balance Sheet Certificate.

“Final Transaction Expenses” means Buyer’s calculation, as of 11:59 p.m. Eastern Time on the last day preceding the Closing Date, of the Transaction Expenses as finally determined in accordance with Section 2.3.

“Financial Statements” has the meaning specified in Schedule A.

“Fundamental Representations” means any of the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Capitalization), Section 4.4 (Non-Contravention), Section 4.11 (Employee Matters), Section 4.12(c) (Real Property; Title to Assets), Section 4.14 (Environmental Matters), Section 4.15 (Taxes), Section 4.19 (Brokers), Section 5.1 (Ownership of Shares), Section 5.2 (Authorization), Section 5.3 (Non-Contravention) and Section 5.5 (No Brokers).

“Funds Flow Memo” means the funds flow memo attached hereto as Schedule C.

“GAAP” means generally accepted accounting principles for financial reporting in the United States in effect as of the applicable date.

“General Enforceability Exclusions” means applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally, general equitable principles and the availability of equitable remedies.

“Governmental Entity” means: (a) any federal, state, local, municipal, foreign or other government; (b) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, entity or self-regulatory organization and any court or other tribunal); (c) any governmental or similar body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal; or (d) any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of any federal, state, local, municipal or foreign government or other political subdivision or otherwise, or any officer or official thereof with requisite authority.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is governed by or subject to applicable Laws.

“Indebtedness” means, at a particular time, without duplication: (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other debt security; (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business and reflected on the Estimated Company Balance Sheet); (d) any drawn amounts under letter of credit arrangements; (e) any cash overdrafts drawn as of the Closing; (f) any off-balance sheet Liabilities; (g) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (h) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse); (i) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss; (j) any accrued but unpaid incentive compensation, bonus, profit-sharing obligation or deferred compensation payable under any Company Plans; (k) any indebtedness secured by a Lien on a Person’s assets; (l) any Liabilities of the Company relating to any period ending at or prior to the Closing to the extent not included in current liabilities in determining the Final Net Working Capital Amount; and (m) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (l) of this definition.

“Indemnifiable Damages” has the meaning set forth in Section 8.1(a).

“Indemnification Period” has the meaning set forth in Section 8.3.

“Indemnified Persons” has the meaning set forth in Section 8.1(a).

“Indemnifying Person” has the meaning set forth in Section 8.1(a).

“Intellectual Property Rights” means any and all: (a) U.S. and foreign patents, patent applications, continuations, continuations in part, and divisionals, reissues, extensions and reexaminations thereof, and inventions (whether or not patentable); (b) trade names, trade dress, logos, packaging design, slogans, work products, Internet domain names, registered and unregistered trademarks and service marks and applications for registration; (c) copyrights in both published and unpublished works, including all compilations, databases, computer programs (source code and object code versions), and work product, programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) know-how, trade secrets, confidential or proprietary information, work product, research in progress, algorithms, data, designs, processes, formulae, methodologies, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, research in progress, proprietary information, data, materials and technology owned by the Company; and (e) goodwill, franchises, licenses, permits, consents, approvals and claims of infringement against third parties in any of the foregoing rights.

“Inventories” has the meaning set forth in Section 4.8.

“IRS” means the Internal Revenue Service.

“knowledge” means, with respect to the Company, the actual knowledge of each of the Knowledge Group Members, in each case after due inquiry into the matter at hand.

“Knowledge Group Members” has the meaning specified in Schedule A.

“Law” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees.

“Leased Real Property” has the meaning set forth in Section 4.12(a).

“Liabilities” means any and all debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Law, action or order of any Governmental Entity and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, voting trust, proxy, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any entity, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement is materially adverse in relation to the financial condition or results of operations of such entity and its Subsidiaries, if any, taken as a whole; provided, however, that the following Effects shall not be taken into account except to the extent they disproportionately impact such entity as compared to other participants in the industry in which such entity operates: (a) any Effect resulting from (i) changes in the general worldwide, U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide, U.S. economic, regulatory or political conditions, (ii) acts of war or terrorism or other events or changes that generally affect the participants in the industry in which such entity operates or (iii) changes in applicable Laws or accounting standards; and (b) strikes, slowdowns or work stoppages.

“Material Contract” has the meaning set forth in Section 4.16(a).

“Multiemployer Plan” has the meaning set forth in Section 4.11(d).

“Multiple Employer Plan” has the meaning set forth in Section 4.11(d).

“Net Working Capital Amount” has the meaning specified in Schedule A.

“Neutral Accountant” has the meaning specified in Schedule A.

“Notice of Earn-Out Disagreement” has the meaning set forth in Section 2.4(b)(ii).

“Officer’s Certificate” has the meaning set forth in Section 8.4.

“Organizational Documents” means: (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership; (d) the operating or limited liability company agreement and the certificate of formation or articles of organization of a limited liability company; (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (f) any amendment or equivalent of any the foregoing.

“Parties” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 4.5(a).

“Permitted Liens” means: (a) Liens for current Taxes and assessments and other governmental charges not yet past due, in each case, for which adequate reserves have been maintained on the Financial Statements of the Company in accordance with GAAP; (b) inchoate mechanics’ and materialmen’s Liens for construction in progress; and (c) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice for sums not yet due and payable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Tax period that begins prior to the Closing Date and ends after the Closing Date, the portion of such Taxable period beginning the day after the Closing Date, as applicable.

“Pre-Closing Ownership Percentage” means, with respect to the TAC & TAC Irrevocable Trust, 49%, and with respect to the Thomas A. Callaway Living Trust, 51%.

“Pre-Closing Sales Taxes” has the meaning set forth in Section 7.3(e)(i).

“Pre-Closing Sales Tax Matter” has the meaning set forth in Section 7.3(e)(ii).

“Pre-Closing Tax Period” means any Tax period beginning before the Closing Date and, with respect to any Tax period that begins prior to the Closing Date and ends after the Closing Date, the portion of such Taxable period ending as of the close of business on the Closing Date, as applicable.

“Pre-Closing Taxable Events” means any transaction or event occurring on or before the Closing Date, the occurrence of which results in the imposition of a Tax on the Company, provided that the transactions contemplated hereby shall not be deemed to constitute Pre-Closing Taxable Events.

“Pre-Closing Taxes” means any Taxes for a Pre-Closing Tax Period of the Company or the portion of a Straddle Period ending on the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes, and similar ad valorem obligations levied for any Taxable period.

“Purchase Price Deficiency” has the meaning set forth in Section 2.3(c).

“Purchase Price Excess” has the meaning set forth in Section 2.3(c).

“Related Party” has the meaning set forth in Section 4.23(a).

“Released Claims” has the meaning set forth in Section 7.4.

“Releasing Parties” has the meaning set forth in Section 7.4.

“Restricted Party” has the meaning specified in Schedule A.

“Restrictive Covenant Agreement” has the meaning specified in Schedule A.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Recitals.

“Sellers’ Representative” has the meaning set forth in Section 9.13.

“Straddle Period” has the meaning set forth in Section 7.3(a).

“Settlement Amount” has the meaning set forth in Section 8.6(c).

“Significant Customer” has the meaning set forth in Section 4.17(a).

“Significant Supplier” has the meaning set forth in Section 4.17(b).

“Special Matters” has the meaning specified in Schedule A.

“Specified Liabilities” has the meaning set forth in Section 4.6(e).

“Subsequent Claims Period” has the meaning set forth in Section 8.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, 50% or more of the capital stock, membership interests or other equity interests that are generally entitled to vote for the election of the board of directors, board of managers or other governing body of such corporation, partnership, joint venture, limited liability company or other legal entity or to vote as a general partner thereof.

“Target Net Working Capital Amount” has the meaning specified in Schedule A.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (a) any federal, state, local or foreign tax, assessment, fee, duty, levy or other charge of any kind whatsoever (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), including any net income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), escheat or unclaimed property, environmental, windfall profit, custom duty or other tax, (b) any interest or any penalty, addition to tax or additional amount with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Entity; and (c) any Liability for the payment of any amounts of the type described in clauses (a) or (b) of this sentence as a result of being a transferee of or successor to any Person, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof), any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise.

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes, and any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.6(a).

“Third Party Intellectual Property” means any and all Intellectual Property Rights owned by a third party as of the Closing Date.

“Transactions” has the meaning set forth in the Recitals.

“Transaction Expenses” means all third party fees and expenses incurred or otherwise payable by the Company or any Seller in connection with this Agreement and the Transactions, whether or not billed or accrued, including: (a) 50% of any Transfer Taxes; (b) any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits made to any current or former service provider of the Company in connection with the execution of this Agreement or consummation of the Transactions, including any fees, costs, expenses related to such payments; (c) any employer portion of any employment, payroll or similar Taxes payable by the Company or any Seller in connection with any payments related to any transaction bonus, retention, severance, termination, change in control or similar-type payments or benefits in connection with the execution of this Agreement or consummation of the Transactions; (d) any fees or expenses payable to the Escrow Agent in connection with the Transaction; and (e) the full amount of any fees and expenses of legal counsel and accountants, financial advisors, investment bankers and brokers of the Company and the Sellers in connection with this Agreement and the Transactions, and any such fees and expenses incurred or otherwise payable by the Company, the Sellers, or any manager, director, officer, employee, agent, or Affiliate of the Company or any of the foregoing.

“Transfer Taxes” has the meaning set forth in Section 7.3(d).

“Unidentified Liabilities” means the amount, if any, by which, (a) Final Transaction Expenses, plus Final Indebtedness, exceeds (b) Estimated Transaction Expenses, plus Estimated Indebtedness.

“Virtual Data Room” has the meaning specified in Schedule A.

“Warranty” has the meaning set forth in Section 4.20(a).

1.2.Interpretation.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, unless otherwise indicated, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  Unless the context of this Agreement otherwise requires: (a) words of any gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; and (d) the phrases “made available,” “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete copy of such document or information was posted by the Company to the Virtual Data Room not less than 72 hours prior to 12:01 a.m. Eastern time on the date of this Agreement and remained continuously viewable by Buyer and its representatives from the time such document or information was posted through the Closing.  Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

1.3.Rules of Construction.  The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against any one or more parties drafting such agreement or document.

ARTICLE II
Share purchase

2.1.Share Purchase; Closing Consideration.

(a)Share Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller will sell, transfer and assign to Buyer, and Buyer will purchase from such Seller, free and clear of any and all Liens, 100% of the Shares held by such Seller immediately prior to the Closing (collectively, the “Purchased Shares”).  The Purchased Shares constitute, in the aggregate, 100% of the equity interests of the Company issued and outstanding immediately prior to the consummation of the Transaction.  Subject to adjustments pursuant to Section 2.3, the aggregate purchase price for the Purchased Shares is equal to the sum of (i) the Final Net Purchase Price, plus (ii) the Earn-Out Consideration, if and only if payable pursuant to the terms and conditions of Section 2.4.

(b)Closing Consideration.  Subject to delivery of all of the items set forth in Section 3.2, at the Closing, Buyer shall deliver to each Seller, as consideration for the Purchased Shares, by wire transfer to one or more accounts designated by such Seller in the Funds Flow Memo (the “Closing Payment”), cash in an amount equal to the (i) the Estimated Net Purchase Price, multiplied by (ii) such Seller’s Pre-Closing Ownership Percentage.

2.2.Tax Matters.

(a)Withholding Rights.  Buyer shall be entitled to deduct and withhold from the amount payable under this Agreement and from any other payments otherwise required pursuant to this Agreement, such amounts as Buyer, as applicable, is required to deduct and withhold with respect to any such payments under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made.

(b)Tax Treatment.  The Parties agree to treat any payments made pursuant to Section 2.3 or Section 2.4 as an adjustment to the Final Net Purchase Price for federal, state, local and foreign income Tax purposes, unless otherwise required by Law.

2.3.Purchase Price Adjustment.

(a)Dispute Resolution.  No later than 90 days following the Closing Date, Buyer shall deliver the Final Balance Sheet Certificate to Sellers’ Representative.  Within 30 days following receipt by Sellers’ Representative of the Final Balance Sheet Certificate, Sellers’ Representative shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Final Balance Sheet Certificate (a “Dispute Notice”).  Any Dispute Notice shall specify: (i) in reasonable detail the basis upon which the Sellers dispute in good faith the preparation or content of the Final Balance Sheet Certificate; and (ii) the proposed dollar amount for each disputed item on the Final Balance Sheet Certificate.  Any item set forth in the Final Balance Sheet Certificate that the Sellers do not dispute in a Dispute Notice delivered within such 30-day period will be final, conclusive and binding on the Parties, and if Sellers’ Representative does not deliver a Dispute Notice within such 30-day period, such Final Balance Sheet Certificate will be final, conclusive and binding on the Parties.  If Sellers’ Representative does deliver a Dispute Notice within such 30-day period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve each disputed item raised therein (each a “Disputed Item” and collectively, the “Disputed Items”).  To the extent the Buyer and Sellers’ Representative agree in writing to resolve their differences, the Final Balance Sheet Certificate will be adjusted to reflect the final written agreement of Buyer and Sellers’ Representative with respect to the Disputed Items.  If Buyer and Sellers’ Representative, notwithstanding such good faith negotiation, fail to resolve each Disputed Item within 30 days after Buyer’s receipt of the Dispute Notice, Buyer and the Sellers’ Representative jointly shall engage the Neutral Accountant to resolve each unresolved Disputed Item.  The scope of disputes to be resolved by the Neutral Accountant shall be limited to each Disputed Item, and Buyer and Sellers’ Representative shall jointly instruct the Neutral Accountant to determine, on such basis, the extent, if any, to which the Final Net Working Capital Adjustment Amount set forth in the Final Balance Sheet Certificate requires adjustment.  The Neutral Accountant’s decisions shall be based solely on written presentations by Buyer and Sellers’ Representative and their respective representatives, and not by independent review, and the Neutral Accountant shall address only the Disputed Items.  In resolving any Disputed Item, in no event shall the Neutral Accountant’s determination be higher or lower than the respective amounts therefor proposed by Buyer and Sellers’ Representative.  Buyer and Sellers’ Representative shall jointly instruct the Neutral Accountant to deliver, in connection with its determination, a certificate of the Neutral Accountant that its determination was prepared in accordance with this Agreement.  Buyer and Sellers’ Representative shall jointly instruct the Neutral Accountant to report its conclusions as to such Disputed Items and its determination of the Final Net Working Capital Adjustment Amount, based thereon made in accordance with this Section 2.3(a), no later than 30 days after it is engaged, which determination, absent manifest error, shall be final, conclusive and binding on all Parties and not subject to further dispute or judicial review.  The fees, costs and expenses of the Neutral Accountant shall be allocated to and borne by Buyer, on the one hand, and the Sellers, on the other hand, based on the inverse of the percentage that the Neutral Accountant’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Neutral Accountant.  For example, should the items in dispute total in amount to $1,000 and the Neutral Accountant awards $600 in favor of Sellers’ position, 60% of the costs of its review would be borne by Buyer and 40% off the costs would be borne by Seller.

(b)Cooperation.  For purposes of complying with the terms set forth in this Section 2.3, each Party shall cooperate with and make available to the other Party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as reasonably required in connection with the preparation and analysis of the Final Balance Sheet Certificate and the resolution of any items included in a Dispute Notice delivered by Sellers’ Representative within the 30-day period referenced in Section 2.3(a).

(c)Purchase Price Adjustment Amount.  Once the Final Balance Sheet Certificate is final, as determined in accordance with Section 2.3(a), the Estimated Net Purchase Price shall be, as applicable: (i) increased by the amount, if any, by which (A) the Final Net Working Capital Adjustment Amount set forth in the Final Balance Sheet Certificate exceeds (B) the Estimated Net Working Capital Adjustment Amount set forth in the Estimated Balance Sheet Certificate; (ii) decreased by the amount, if any, by which (A) the Estimated Net Working Capital Adjustment Amount set forth in the Estimated Balance Sheet Certificate exceeds (B) the Final Net Working Capital Adjustment Amount set forth in the Final Balance Sheet Certificate; and (iii) decreased by the Unidentified Liabilities, if any. If the foregoing amounts sum to an upward adjustment to the Estimated Net Purchase Price, such amount is referred to herein as the “Purchase Price Deficiency”.  Alternatively, if the foregoing amounts sum to a downward adjustment to the Estimated Net Purchase Price, such amount is referred to herein as the “Purchase Price Excess”.

(d)Purchase Price Adjustment Payment.  Promptly, and in any event within five Business Days following the final determination of the Final Balance Sheet Certificate, as determined in accordance with Section 2.3(a), as applicable, either: (i) if there is a Purchase Price Deficiency, Buyer shall deliver to Seller by wire transfer to the account(s) designated by Seller in the Funds Flow Memo, cash to each Seller Entity in an amount equal to such Seller’s Pre-Closing Ownership Percentage of the Purchase Price Deficiency; or (ii) if there is a Purchase Price Excess, Seller shall pay to Buyer, by wire transfer to the account(s) designated by Buyer in the Final Balance Sheet Certificate, cash in an amount equal to the Purchase Price Excess.  Notwithstanding the foregoing, Buyer may, in its sole discretion, claim any payment due to it by Seller under this Section 2.3(d) from the Escrow Amount, in which case Buyer and Seller will execute joint written instructions to be delivered to the Escrow Agent instructing the Escrow Agent to disburse to Buyer an amount equal to the Purchase Price Excess.

2.4.Earn-Out.

(a)Earn-Out Consideration.  If and only if the Adjusted EBITDA equals or exceeds the Adjusted EBITDA Threshold, and, subject to the terms and conditions of this Section 2.4, as additional consideration for the Purchased Shares, Buyer shall pay to each Seller such Seller’s Pre-Closing Ownership Percentage of an aggregate amount (the “Earn-Out Consideration”), equal to the sum of $0.50 for each dollar of Adjusted EBITDA, plus one dollar for each dollar by which the Adjusted EBITDA exceeds the Adjusted EBITDA Threshold; provided, however, that if the Adjusted EBITDA is less than the Adjusted EBITDA Threshold, then the Earn-Out Consideration shall be zero dollars.

(b)Determination of the Earn-Out Consideration.

(i)Not later than the Earn-Out Statement Delivery Deadline, Buyer shall prepare and deliver to Sellers’ Representative a statement (the “Earn-Out Statement”) setting forth Buyer’s calculation of the Adjusted EBITDA.  Unless Sellers’ Representative disputes in good faith Buyer’s calculation of the Adjusted EBITDA in accordance with the provisions of Section 2.4(b)(ii), Buyer’s determination thereof shall be conclusive and binding upon the Parties.  Buyer shall make available to Sellers’ Representative all books and records maintained by Buyer as Sellers’ Representative may reasonably require in order to review and confirm Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement.

(ii)The Earn-Out Statement and Buyer’s calculation of the Adjusted EBITDA shall become final and binding upon the Parties on the 30th day following receipt thereof by Sellers’ Representative unless Sellers’ Representative gives written notice of the Sellers’ good faith disagreement (a “Notice of Earn-Out Disagreement”) to Buyer prior to such date.  Any Notice of Earn-Out Disagreement shall specify in reasonable detail the basis upon which the Sellers dispute in good faith Buyer’s calculation of the Adjusted EBITDA.

(iii)If a timely Notice of Earn-Out Disagreement is received by Buyer, then the Earn-Out Statement shall become final and binding upon the parties on the earlier of (A) the date Buyer and the Sellers resolve in writing any differences they have with respect to the Earn-Out Statement; and (B) the date all remaining applicable differences they have with respect to the applicable Earn-Out Statement are finally resolved in writing by the Neutral Accountant pursuant to Section 2.4(b)(iv).  During the 15 days immediately following the delivery of a Notice of Earn-Out Disagreement, Buyer and Sellers’ Representative shall consult in good faith to resolve in writing any differences they have with respect to the Earn-Out Statement.  During such 15-day consultation period, Buyer shall make available to Sellers’ Representative all books and records maintained by Buyer as Sellers’ Representative may reasonably require in order for the Sellers to review and confirm Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement.

(iv)At the end of such 15-day consultation period, if Buyer and Sellers’ Representative have not resolved all applicable differences they have with respect to the Earn-Out Statement, Buyer and Sellers’ Representative shall submit any and all differences they have with respect to the Earn-Out Statement which remain unresolved to the Neutral Accountant.  Buyer and

Sellers’ Representative shall direct the Neutral Accountant to work to resolve such differences promptly and, in any event, within 30 days from the date the dispute is submitted to the Neutral Accountant.  Any matter in the Earn-Out Statement on which Buyer and Sellers’ Representative do not differ and which is not specifically referred to the Neutral Accountant pursuant to this Section 2.4(b) shall be deemed final and binding on the Parties (as set forth in the Earn-Out Statement or as otherwise agreed to in writing by Buyer and Sellers’ Representative).  The Neutral Accountant shall finalize the calculation of the Adjusted EBITDA by selecting an amount equal to Buyer’s position as set forth in the Earn-Out Statement or Sellers’ Representative’s position as set forth in the Notice of Earn-Out Disagreement.  The Neutral Accountant shall act as an arbitrator to determine only the Adjusted EBITDA, and shall make such determination based solely on presentations by Buyer and Sellers’ Representative (and not by independent review).  The determination of the Adjusted EBITDA by the Neutral Accountant shall be binding on the Parties and shall be non-appealable.

(v)All fees and expenses of the Neutral Accountant in connection with this Section 2.4(b) shall be borne, as applicable: (A) by the Sellers, if the Neutral Accountant selects Buyer’s calculation of the Adjusted EBITDA as set forth in the Earn-Out Statement; or (B) if Section 2.4(b)(v)(A) is not applicable, by Buyer.

(c)Additional Agreements.  The Sellers agree and acknowledges that: (i) Buyer may make, or cause the Company to make, from time to time such business decisions as it deems appropriate in its sole discretion in the conduct of the business of Buyer and the Company, including actions with respect to the ownership and operation of the Company and the Business, in each case that will or may have an impact on the Adjusted EBITDA and/or the achievement of all or any portion of Earn-Out Consideration; and (ii) the Sellers or any Affiliate thereof shall not have any right to claim any lost Earn-Out Consideration or other damages as a result of such decisions; provided, however, Buyer may not take any action the intent and effect of which is to decrease in any material respect either: (A) the likelihood the full Earn-Out Consideration is achieved; or (B) the portion of the Earn-Out Consideration actually earned and payable to the Sellers.  The Parties understand and acknowledge that Buyer is interested in developing new facilities in Richmond, Virginia (and possibly other locations within the Commonwealth of Virginia) within one year following Closing, and to the extent there is a reasonably quantifiable impact on the Adjusted EBITDA based on such expansion efforts that is not de minimis, up or down, as applicable, Buyer and Sellers’ Representative shall negotiate in good faith to make commercially reasonable adjustments to the Adjusted EBITDA as may be required to normalize such figures.  Any dispute related to the amount of such additional adjustments shall be resolved with the Neutral Accountant in accordance with the procedures set forth in 2.4(b), mutatis mutandis.

(d)Payment of Earn-Out Consideration.  If the Earn-Out Consideration is payable pursuant to this Section 2.4, then Buyer shall pay the Earn-Out Consideration to the Sellers, without interest, no later than five Business Days following the final determination of the Earn-Out Consideration pursuant to this Section 2.4, by wire transfer of immediately available funds to the account or accounts designated in the Funds Flow Memo.

(e)No Transfer. Each Seller agrees that it shall not transfer, convey, assign or deliver any right to any portion of the Earn-Out Consideration that may be due and payable from time to time under this Section 2.4 to any third party.  The Parties acknowledge and agree that nothing in this Section 2.4 creates a security that would require registration under the Securities Act or an exemption therefrom.

(f)Right of Set-off. Buyer shall have the right to withhold and set off against any Earn-out Consideration payable pursuant to this Section 2.4 the amount of (i) any Purchase Price Excess owed to it pursuant to Section 2.3 and (ii) any Indemnifiable Damages to which any Indemnified Person may be entitled under this Agreement or any ancillary document hereto.

ARTICLE III
CLOSING

3.1.Closing.  The closing of the Transactions (the “Closing”) shall take place simultaneously with the execution of this Agreement or such other date as may be agreed in writing by Buyer and the Sellers via remote exchange of electronic signature pages or scanned copies of original signature pages.  The consummation of the Transactions shall be deemed to occur as of the Closing Effective Time.

3.2.Closing Deliverables.

(a)Company Closing Deliverables.  At the Closing, Seller, the Sellers and/or the other Person(s) specified below shall deliver to Buyer the following:

(i)the Restrictive Covenant Agreement, duly executed by the Restricted Party;

(ii)the Commercial Leases, duly executed by Callaway Development, LLC;

(iii)a certificate executed by the Secretary of the Company (or equivalent officer), dated as of the Closing Date, as to: (A) the good standing of the Company in its jurisdiction of organization and in each other jurisdiction where it is qualified to do business; and (B) the effectiveness of the resolutions of the board of directors (or similar governing authority) of the Company and the Sellers authorizing the execution, delivery and performance of this Agreement and the Transactions;

(iv)the Estimated Balance Sheet Certificate, duly executed and delivered by the Company’s Chief Executive Officer (or equivalent officer), accompanied by such supporting documentation, information and calculations as are reasonably necessary for Buyer to verify and determine the Estimated Net Working Capital Amount; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth on the Estimated Balance Sheet Certificate are accurate and shall not diminish Buyer’s remedies hereunder if any of the foregoing documents is not accurate;

(v)an invoice or release agreement issued by each Person who advised the Company or any Seller in connection with the Transactions, dated not earlier than three Business Days prior to the anticipated Closing Date, which sets forth: (A) the amounts required to pay in full all amounts owed to such Person by the Company and all or any of the Sellers in connection with the Transactions; and (B) the wire transfer instructions for the payment of such amounts to such persons;

(vi)with respect to any Transaction Expenses that remain, or that will remain, unpaid immediately following the Closing, documentation reasonably satisfactory to Buyer setting forth the amounts of all such unpaid Transaction Expenses (including the identity of each recipient, dollar amounts, wire instructions and any other information necessary for Buyer to effect the final payment in full thereof) and indicating that upon receipt of such amounts that all such Transaction Expenses shall have been paid in full;

(vii)(A) payoff letters from each creditor under the Indebtedness identified in Section 4.6(f) of the Disclosure Schedule, which payoff letters shall: (I) set forth the amount required to pay off in full, on the Closing Date (and the daily accrual thereafter), the Indebtedness (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) owing to the creditor and wire transfer information for such payment; (II) confirm that upon receipt of the amount described in clause (I), the Contract evidencing such Indebtedness and all related instruments will be terminated; and (III) contain the commitment of such creditor to release any Liens that the creditor may hold on any of the assets of the Company within a designated time period after receipt of such amount; and (B) as to a creditor for which the Company is a guarantor of Indebtedness, a letter which sets forth the amount required to be wire transferred to such creditor along with wire transfer information for such payment, and confirmation that upon receipt of such amount that the guarantee of the Company shall be released and the commitment of such creditor to release any Liens that the creditor may hold on any of the assets of the Company securing such guarantee within a designated period of time after receipt of such amount;

(viii)a duly executed non-foreign affidavit, dated as of the Closing Date, from each Seller, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(ix)written consents of or notices to, as applicable, the third parties to those Contracts identified on Schedule 3.2(a)(ix) (or waivers with respect thereto), in a form reasonably acceptable to Buyer;

(x)estoppel and consent certificates, in the form provided by Buyer and reasonably acceptable to Seller, duly executed by the landlord of each parcel of Leased Real Property;

(xi)the Escrow Agreement, duly executed by the Sellers’ Representative;

(xii)a retention agreement (the “Retention Agreement”) between the Company and Tom Latkanich, duly executed by the Company and Tom Latkanich;

(xiii)evidence that each Company Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code has been terminated pursuant to an action by the Company board of directors;

(xiv)written resignations of each officer and director of the Company, effective as of the Closing, form and substance satisfactory to Buyer (it being understood that such resignations shall not constitute a termination of employment by such officer or director);

(xv)original share certificates representing all Purchased Shares (or declarations and indemnities regarding missing stock certificates in form and substance reasonably satisfactory to Buyer, as applicable), duly endorsed in blank for transfer to, or accompanied by duly executed stock transfer powers executed in favor of Buyer;

(xvi)the minute book and equity interest ledger (or similar) of the Company; and

(xvii)all other documents required to be entered into by the Company and the Sellers (or any one or more of them) pursuant to this Agreement or reasonably requested by Buyer to consummate the Transactions.

(b)Buyer Closing Deliverables.  At the Closing, Buyer shall deliver the following:

(i)to the Company, the Escrow Agreement, duly executed by Buyer;

(ii)to the Company, the Commercial Lease, duly executed by Buyer;

(iii)to the Company, the Side Letter Agreement, duly executed by Buyer and

(iv)to the applicable recipients, the payments contemplated by Section 3.3.

3.3.Closing Payments.  At the Closing, Buyer shall deliver:

(a)to the Escrow Agent, by wire transfer to the applicable account(s) designated in the Funds Flow Memo, cash in an amount equal to the Escrow Amount;

(b)to each Seller and in proportion to its such Seller’s Pre-Closing Ownership Percentage, by wire transfer to the applicable account(s) designated in the Funds Flow Memo, cash in an amount equal to: (i) the Estimated Net Purchase Price; minus (ii) the Escrow Amount; minus (iii) any Indebtedness that is unpaid as of immediately prior to the Closing; minus (iv) any Transaction Expenses that are unpaid as of immediately prior to the Closing;

(c)to each applicable Person, the aggregate amount of any Indebtedness that is unpaid as of immediately prior to the Closing and owed to such Person, in each case as set forth in the Funds Flow Memo; and

(d) to each applicable Person, the aggregate amount of any Transaction Expenses that are unpaid as of immediately prior to the Closing and owed to such Person, in each case as set forth in the Funds Flow Memo; and

(e)to the Company, an aggregate amount equal to the sum of the Change of Control Bonus Payments, for further distribution, through the Company’s payroll provider and net of applicable withholdings, to each applicable Bonus Recipient set forth on Section 4.9(a)(2) of the Disclosure Schedules.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES With Respect to the company

For purposes of this ARTICLE IV, the term “Seller” shall be construed to mean (x) each Seller, individually; and (y) all Sellers, collectively, unless context otherwise clearly indicates.  As an inducement to Buyer to enter into this Agreement, the Company and the Sellers hereby, jointly and severally, represent and warrant to Buyer, as of the date of this Agreement and as of the Closing, that:

4.1.Organization.  The Company is an entity, duly formed or incorporated (as applicable), validly existing and in good standing under the Laws of the jurisdiction of formation or incorporation set forth opposite its name on Section 4.1(a) of the Disclosure Schedule.  The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its assets and proprieties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where such qualification or licensure is necessary or appropriate for the conduct of its business as currently conducted.  Except as set forth on Section 4.1(b) of the Disclosure Schedule, at no time has the Company had, and the Company does not currently have, any Subsidiaries, and the Company does not own, nor has ever owned, any equity interest or equity-linked interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity interest or equity-linked interest in, any Person.  The Company made available a complete and correct copy of the Company’s Organizational Documents.  The Company’s Organizational Documents are in full force and effect and neither the Company nor Seller are in violation of any of the provisions of any of the Company’s Organizational Documents.

4.2.Authorization.  Except for proceedings completed prior to the date of this Agreement, no proceedings on the part of the Company or any Seller are necessary for the Company’s execution of this Agreement or consummation of the Transactions.  To the Company’s knowledge, the Company has the legal capacity to execute and deliver this Agreement and consummate the Transactions, and the Company has all necessary power and authority to execute and deliver this Agreement and consummate the Transactions.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer and the Sellers, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the General Enforceability Exclusions.

4.3.Capitalization.  The Purchased Shares constitute all of the issued and outstanding capital stock of the Company. Section 4.3 of the Disclosure Schedule truly and accurately sets forth the capital structure of the Company by listing thereon the number of shares of capital stock, other equity and equity-linked interests of the Company which are authorized and which are issued and outstanding and the record holders and the amounts held by such record holders of such shares.  All of the outstanding capital stock of the Company is validly issued, fully paid, non-assessable and not certificated.  There are no options, warrants, profits interests, phantom units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued equity or equity-linked interests of the Company or obligating the Company to issue or sell any equity interests or equity-linked interests.  There are no outstanding contractual obligations of the Company or any Seller to repurchase, redeem or otherwise acquire any of the equity interests or equity-linked interests of any Person, including the Company, or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, including the Company.  The capital stock and other equity and equity-linked interests of the Company have been issued in compliance with all applicable securities Laws and other applicable Laws and in accordance with the Company’s Organizational Documents.  As of immediately prior to the Closing, each Seller is the sole record and sole beneficial owner of the capital stock and other equity and equity-linked interests of the Company and set forth opposite its name on Section 4.3 of the Disclosure Schedule, free and clear of any Liens, and upon consummation of the Transaction in accordance with the terms and conditions of this Agreement, Buyer will acquire good and marketable title to the Purchased Shares, free of any and all Liens.

4.4.Non-Contravention.

(a)The execution and delivery of this Agreement by the Company, the Sellers and the Sellers’ Representative does not, and the performance of this Agreement by such Parties will not: (i) conflict with or violate the Organizational Documents; (ii) conflict with or violate in any material respect any Law applicable to the Company, the Sellers or the Sellers’ Representative; or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (except for Permitted Liens) on any properties or asset of the Company or the Business pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, license, Permit, franchise or other instrument to which the Company is a party or by which any of the Company is or its assets are bound, except with respect to those Contracts listed in Section 4.4(a) of the Disclosure Schedule.

(b)The execution and delivery of this Agreement by the Company, the Sellers and the Sellers’ Representative does not, and the performance of this Agreement by the Company, the Sellers and the Sellers’ Representative will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except with respect to those Contracts listed in Section 4.4(b)(1) of the Disclosure Schedule and those Permits listed in Section 4.4(b)(2) of the Disclosure Schedule.

4.5.Permits; Compliance.

(a)Section 4.5(a) of the Disclosure Schedule contains a complete and accurate list of all material franchises, grants, authorizations, licenses, registrations, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on the Business as it is now being conducted (the “Permits”).  The Company is in possession of all necessary Permits and no suspension or cancellation of any of the Permits is pending or, to Seller’s knowledge, threatened.  The Company or, to the Company’s knowledge, any product that is or has been in the possession of the Company, is not, in any material respect, in conflict with, or in default, breach or violation of, any: (i) Law applicable to the Company; or (ii) note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company is a party or by which any of the Company is or its assets are bound.

(b)Except as set forth in Section 4.5(b) of the Disclosure Schedule: (i) since its inception, neither the Company nor any Seller has received any formal notice or other formal communication from any Governmental Entity or any other Person regarding: (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit; or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit; and (ii) all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to any such Permit or with respect to any distribution, dispensing, or other product-related activity have been duly made on a timely basis with the appropriate Governmental Entity.

4.6.Financial Statements.

(a)Section 4.6(a) of the Disclosure Schedule includes the Financial Statements.  The Financial Statements: (i) are derived from and in accordance with the books and records of the Company; (ii) are complete and correct in all material respects; (iii) have been prepared in accordance with the Accounting Principles; and (iv) present fairly, in all respects, the financial condition of the Company at the respective dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material in amount).

(b)The Company makes and keeps books, records and accounts which accurately and fairly reflect the transactions and dispositions of its assets and all such books, records and accounts made available are true, correct and complete in all respects.  The Company maintains systems of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded as necessary to present accurately and fairly in all respects the financial condition of the Company.

(c)The Company does not have any Liabilities, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, other than: (i) Transaction Expenses; (ii) those Liabilities reflected on the Estimated Balance Sheet Certificate; and (iii) those incurred since the Balance Sheet Date in the ordinary course, consistent with past practice, in the conduct of the Business, and which are of the type that ordinarily recur and which, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of Law.  The Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Estimated Company Balance Sheet have been established in accordance with GAAP and are adequate for the operation of the Business in the ordinary course of business consistent with past practices.

(d)The Company has not, nor, to the Company’s knowledge, any independent accountant of the Company, or any current or former employee, consultant, director, officer or manager of the Company, identified or been made aware of any fraud, whether or not material, that involves the management or other current or former employees, consultants, directors, officers or managers of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.  The Company has not, nor, to the Company’s knowledge, has any manager, director, officer, employee, auditor, accountant or representative of the Company, received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Financial Statements.  Except as set forth on Section 4.6(d) of the Disclosure Schedule, there has been no material change in the accounting policies of the Company since its inception

(e)The Estimated Company Balance Sheet sets forth the Company’s: (i) accounts payable; (ii) compensation payable (including wages, salaries, bonuses or any other remuneration payable to the Company’s managers, directors, officers, employees, agents or consultants) and any related payroll Taxes; and (iii) state income Taxes (collectively, the “Specified Liabilities”), in each case accrued through the close of business on the last Business Day preceding the Closing Date.  The Specified Liabilities arose from bona fide transactions in the ordinary course of business of the Company consistent with past practice from the Company’s inception through the date hereof.  Since its inception, the Company: (A) has paid or discharged the Specified Liabilities when due; and (B) has not engaged in any practice with the effect or intent of postponing to any period following the Closing any payment by the Company that would otherwise reasonably be expected (based on the Company’s past practice from its inception through the date hereof) to be made prior to the Closing.

(f)Section 4.6(f) of the Disclosure Schedule accurately lists all outstanding Indebtedness of the Company, including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness.  All Indebtedness may be prepaid at the Closing without penalty under the terms of the contracts governing such Indebtedness.

(g)Section 4.6(g) of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

4.7.Accounts Receivable.  All accounts receivable of the Company reflected (or that should have been reflected) on the Estimated Company Balance Sheet arose from bona fide transactions in the ordinary course of business consistent with past practices, are reflected in accordance with GAAP, are not subject to valid defenses, setoffs or counterclaims and have been collected or are collectible in the book amounts thereof, less an amount not in excess of an appropriate allowance for doubtful accounts and billing adjustments set forth on the Estimated Company Balance Sheet, which such allowance is or will be sufficient to provide for any losses that may be sustained on realization of the receivables.  No material amount of accounts receivable is contingent upon the performance by the Company of any obligation or Contract.  No Person has any Lien (except for Permitted Liens) on any of such accounts receivable, and no agreement for deduction or discount has been made with respect to any of such accounts receivable.

4.8.Inventories.  All inventories of the Company (collectively, “Inventory” or “Inventories”) were produced or acquired by the Company in bona fide, arms-length transactions entered into in the ordinary course of business. No Inventory is held on consignment, or is otherwise subject to any ownership interest of any third party. The Inventory reports previously provided to Buyer were true, accurate and complete as of the respective dates indicated thereon. No items of Inventory are held in quantities materially exceeding the amount of such item sold or consumed, as applicable, in the Business during the 12 calendar months ended prior to the Closing Date. Except as set forth in Section 4.8 of the Disclosure Schedule, the Company does not depend on any single vendor for any material portion of its Inventories, nor has the Company had difficulty in obtaining Inventories. All finished goods Inventories are non-obsolete, are of a quality and quantity which are merchantable and saleable as first quality goods in the ordinary course of business without discount or allowance and all Inventories of raw materials or work-in-process are of a quality fully usable in the manufacture of first quality finished goods. The value of all items of obsolete Inventory and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor in the Financial Statements. All Inventories not written off have been priced at the lower of cost or market on the first in, first out basis.

4.9.Absence of Changes.

(a)Since the first date of the current fiscal year, except as set forth in Section 4.9(a)(1) of the Disclosure Schedule, or as expressly contemplated by this Agreement, the Company has conducted the Business only in the ordinary course consistent with past practice and: (i) the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any asset or equity interest or equity-linked interest of the Company; (ii) the Company has not entered into, amended or terminated any Material Contract, and there has not occurred any default under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound; (iii) there has not occurred any amendment or change to the Organizational Documents; (iv) there has not occurred any increase in or modification of the compensation or benefits payable (including wages, salaries, bonuses, or any other remuneration or benefits) or to become payable by the Company to any of its managers, directors, officers, employees, agents or consultants, any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and IRS Notice 2005-1, or any new loans or extension of existing loans to the Company’s managers, directors, officers, employees, agents or consultants (other than routine expense advances to employees of the Company consistent with past practice), nor has the Company entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such persons; (v) there has not occurred the execution of any employment agreements or service Contracts or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company; (vi) there has not occurred: (A) any change in title, office or position, or change in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company; (B) any termination of employment of any such employees; or (C) any labor dispute or claim of unfair labor practices involving the Company; (vii) the Company has not incurred any Liability to its managers, directors, officers, employees, agents or consultants or any Seller (other than Liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business consistent with past practice); (viii) the Company has not established, adopted, amended, modified or terminated any Company Plan or any collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its managers, directors, officers, employees, agents, contractors or consultants; (ix) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets or properties of the Company; (x) the Company has not acquired, sold, leased, licensed or disposed of any material assets or property, other than purchases and sales of assets and leases entered into in the ordinary course of business, or merged or consolidated with any entity; and (xi) there has not occurred any announcement of, any negotiation by or any entry into any Contract by or commitment of the Company to do any of the things described in this Section 4.9(a)(i)-(x). Notwithstanding the foregoing, in connection with the Closing and no later than December 31, 2018, the Company is paying to the respective Persons listed on Section 4.9(a)(2) of the Disclosure Schedule (collectively, the “Bonus Recipients”) the change of control bonus payments listed there (collectively, the “Change of Control Bonus Payments”), in each case (A) through the Company’s payroll provider, (B) net of applicable withholdings and (C) net of any Affiliate Loans owed to the Company by such Bonus Recipient.

(b)Since the first day of the current fiscal year, except as set forth in Section 4.9(a) of the Disclosure Schedule, or as expressly contemplated by this Agreement, the Company has conducted the Business only in the ordinary course consistent with past practice and: (i) there has not occurred a Material Adverse Effect; (ii) there has not occurred any change in the accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets; (iii) the Company has not materially changed its accounting or Tax policies, practices or methods, or made or revoked any Tax election (including any entity classification election on IRS Form 8832); (iv) the Company has not incurred, created or assumed any Lien (other than a Permitted Lien) on any of its assets, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person, in each case other than in the ordinary course of business consistent with past practice; (v) the Company has not made any deferral of the payment of any accounts payable, or given any discount, accommodation or other concession other than in the ordinary course of business, consistent with past practice, in order to accelerate or induce the collection of any receivable; (vi) the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with such persons; (vii) the Company has not made any material change in the manner it undertakes, manages or funds capital improvement projects; and (viii) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in this Section 4.9(a)(i)-(vii).

4.10.Litigation.  Except as set forth in Section 4.10 of the Disclosure Schedule, there is no Action pending, or, to the Company’s knowledge, threatened against the Company or any of its assets or any of its managers, directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Company), nor, to the Company’s knowledge, is there any reasonable basis for any such Action.  There is no judgment, decree, injunction or order against the Company or any of its assets, or, to the Company’s knowledge, any of its managers, directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Company).  To the Company’s knowledge, there is no reasonable basis for any Person to assert a claim against the Company based upon the Company entering into this Agreement or the Transactions.  To the Company’s knowledge, there is no pending or active investigation related to the Company currently being conducted by a Governmental Entity.  Except as set forth in Section 4.10 of the Disclosure Schedule, the Company has no Action pending or contemplated against any other Person.

4.11.Employee Matters.

(a)Except as set forth on Section 4.11(a) of the Disclosure Schedule, the Company is not a party to, has no obligation under, and does not maintain, contribute to or sponsor any Company Plans.  With respect to each Company Plan, the Company has made available to Buyer true and complete copies of all written documents comprising such Company Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Company Plan.

(b)Except as set forth on Section 4.11(b) of the Disclosure Schedule, (i) each Company Plan is and has at all times been in compliance in all material respects with all applicable Laws and has been administered and operated in all respects in accordance with its terms, (ii) each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter, and (iii) no Action has been made, commenced or, to the Company’s knowledge, threatened with respect to any Company Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such claims).  The Company has made available to Buyer a complete and correct copy of each of the following, as applicable: (A) a copy of each trust or other funding arrangement; (B) the current summary plan description and all summary of material modifications thereto; (C) the three most recently filed IRS Form 5500; (D) the most recently received IRS determination, advisory and/or opinion letter; (E) the most recently prepared actuarial report and financial statement; and (F) copies of all material filings and material written correspondence with a Governmental Entity.

(c)Each Company Plan can be amended, terminated or otherwise discontinued at the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their respective Affiliates other than ordinary administrative expenses typically incurred in a termination event.  The Company has no obligation to: (i) create, incur Liability with respect to or cause to exist any new employee benefit plan, program or arrangement; (ii) adopt or establish an new Company Plan or enter into any new Contract to provide compensation or benefits to any individual; or (iii) modify, change or terminate any Company Plan, in each case, other than as required by applicable Law or as expressly contemplated by this Agreement.

(d)Neither the Company nor any of its current or former ERISA Affiliates have ever maintained, established, participated in or contributed to, or had any obligation to maintain, contribute to or otherwise participate in any of the following: (i) a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”); (ii) a single employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company could incur Liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”); (iii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code or a registered pension plan; (v) a plan, policy or other arrangement providing for or promises post-employment or retiree welfare benefits (including, retiree medical, disability or life insurance benefits to any current or former service provider of the Company or any of their respective dependents or beneficiaries, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA, similar applicable state Law or applicable Law; (vi) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA); or (vii) a plan, policy or other arrangement providing benefits to any employee who resides or performs services principally outside the U.S.

(e)Except as set forth on Section 4.11(e) of the Disclosure Schedule, (i) the execution of this Agreement and the consummation of the Transaction, including the execution and consummation of the Retention Agreement, do not constitute a triggering event under any Company Plan or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event)

will or may result in any payment of retention, bonus, retirement or similar-type benefit, benefits payable, increase any benefits or accelerate the payment or vesting of any benefits to any current or former employee, officer, manager, director or consultant of the Company, (ii) no Company Plan or Contract provides for a promise of job security or service arrangement with the Company or any of its Affiliates, and (iii) no Company Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(f)All compensation plans, programs, policies, contracts and arrangements are either exempt from or in compliance with the requirements of Section 409A of the Code, in both documentation and operation.  Neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s) (i) give rise to any “excess parachute payment” as defined in Section 280G(b) of the Code, (ii) result in any excise tax owing under Section 4999 of the Code, or (iii) result in any payment of compensation by the Buyer or any of its Affiliates to a Transferred Employee being non-deductible under Section 280G of the Code.  Neither the Company, nor any of its Affiliates, has an obligation to pay to any Person a Tax gross-up amount for any excise taxes or penalties accrued or payable under Section 4999 or 409A of the Code.

(g)Section 4.11(g)(i) of the Disclosure Schedule describes any Contracts (including loan agreements), arrangements or understandings between the Company and any current employee, officer, manager, director or consultant of the Company, including any Contracts relating in any way to a sale of the Company or the Transaction, other than (i) standard employee proprietary information and inventions agreements and (ii) standard employee at-will offer letters (collectively, the “Standard Company Agreements”).  The Company has made available to Buyer the current form of each Standard Company Agreement, and Section 4.11(g)(ii) of the Disclosure Schedule lists each current employee, officer, manager, director or consultant of the Company, whether or not a party to a Standard Company Agreement.

(h)The Company has made available a true, correct and complete list as of the date hereof of all persons who are employees or independent contractors of the Company, including any person who is on a leave of absence of any nature, and sets forth for each such person the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date; (v) classification as exempt or non-exempt under applicable Laws; (vi) whether on leave, (vii) whether providing services on a visa, (viii) current annual base compensation rate or hourly rate of pay, as applicable; and (ix) target commission or bonus, as applicable.  Except as set forth in Section 4.11(h) of the Disclosure Schedule, (A) all employees of the Company are employed on an at-will basis and their employment can be terminated at any time for any lawful reason without any amounts being owed to such person, except for amounts required to be paid by applicable Law or under an agreement identified on Section 4.11(g)(i) of the Disclosure Schedule, (B) the Company does not have any employees who hold U.S. temporary (non-immigrant) visas, and (C) the Company has not entered into any contractual obligations with any employee or prospective employee to assist in obtaining permanent residence on behalf of such person.

(i)Except as set forth in Section 4.11(i) of the Disclosure Schedule, there are no claims pending as to violation of any Law or, to the Company’s knowledge, threatened between the Company and any of its employees, managers, directors, officers, consultants, agents or representatives.  The Company is in compliance in all material respects with all applicable employment Laws, including the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity.  The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.  The Company has paid in full to all employees, managers, directors, officers, consultants, agents or representatives or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s knowledge, threatened before any Governmental Entity with respect to any persons currently or formerly employed or retained by the Company.  There is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity in any jurisdiction in which the Company has employed, employs or has been alleged to employ any person.  To the Company’s knowledge, no employee or independent contractor of the Company is in violation, in any material respect, of (i) any Contract or (ii) any restrictive covenant, in each case relating to the right of any such employee or independent contractor to be employed or retained by the Company, or otherwise restricting the activities engaged in by such employee or independent contractor on behalf of the Company, or to use trade secrets or proprietary information of others.  The Company has classified and compensated all individuals who perform services for the Company correctly under each Company Plan, ERISA, the Code and other applicable Law as common law employees, independent contractors or leased employees, and all employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified. The Company has not entered into a settlement agreement or similar agreement with a current or former service provider, which payment would not be tax deductible as a business expense.

(j)No employee of the Company is represented by a labor union, organization or group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board) or by any other Governmental Entity and, to the Company’s knowledge, no such labor union, organization or group is seeking to represent any employees of the Company.  The Company is not a signatory to any collective bargaining agreement with any labor union, organization or group, nor is any such collective bargaining agreement presently being negotiated, nor is there any duty on the part of the Company to bargain with any such labor union, organization or group.  No labor dispute, walk out, strike, work stoppage, picketing or, to the Company’s knowledge, hand billing, or union organizational effort involving the employees of the Company has occurred, is in progress or, to the Company’s knowledge, has been threatened since the Company’s inception.  No event has occurred, and no condition or circumstance exists, that the Company reasonably expects to directly or indirectly give rise to or provide a basis for the commencement of any such labor dispute, walk out, strike, hand billing, picketing, union organizational effort or work stoppage.

(k)Except as described in Section 4.11(k) of the Disclosure Schedule, to the Company’s knowledge, none of employees, managers or officers of the Company is actively planning to resign or otherwise terminate their employment with the Company prior to, on or after the Closing Date.

4.12.Real Property; Title to Assets.

(a)Except as set forth on Section 4.12(a)(1) of the Disclosure Schedule, the Company does not currently own, nor has the Company ever owned, any parcel of real property.  Section 4.12(a)(2) of the Disclosure Schedule sets forth a true, correct and complete legal description of each parcel of real property currently leased by the Company (the “Leased Real Property”) or previously leased by the Company.  True, correct and complete copies of all leases entered into by the Company with respect to the Leased Real Property have been made available, and all such leases are listed on Section 4.12(a)(3) of the Disclosure Schedule.  All leases and subleases listed on Section 4.12(a)(3) of the Disclosure Schedule are in full force and effect, are on commercially reasonable terms, and are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s knowledge, by any other party to such lease or sublease, or any Person in the chain of title to such leased or subleased premises.

(b)There are no contractual or legal restrictions that preclude or restrict the ability to use any Leased Real Property for the purposes for which it is currently being used.  To the Company’s knowledge, there are no material latent defects or material adverse physical conditions affecting the Leased Real Property (and improvements thereon) that preclude or restrict the ability to use the Leased Real Property by the Company for the purposes for which it is currently being used.

(c)The Company has, and will convey, good and valid title to, or, in the case of leased properties and assets, valid leasehold or sub-leasehold interests in, all of its properties and assets, tangible, real, personal and mixed, free and clear of any Liens (other than Permitted Liens).  All such leased properties and assets are all of the properties and assets used or held for use in the Business and constitute all of the assets appropriate, necessary and sufficient to conduct the operations of the Business as currently conducted or as currently contemplated to be conducted.  All equipment and other items of tangible personal property and assets owned, used or held for use by the Company: (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted; (ii) were acquired and are usable in the ordinary course of business; and (iii) conform to all applicable Laws applicable thereto.  To the Company’s knowledge, there is no defect or material problem with any of the Company’s assets.

4.13.Intellectual Property.

(a)The Company has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property Rights necessary to enable it to carry on its business, free and clear of any Liens (except for Permitted Liens), and without any conflict with or infringement upon the rights of others.  The Company Intellectual Property is sufficient for the conduct of the business of the Company.  The Company has not transferred ownership of, or agreed to transfer ownership of, any Intellectual Property Rights to any third party.  No third party has any ownership right, title, interest, claim in or Lien on any of the Company Owned Intellectual Property, and to the Company’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party.  The Company has taken all necessary steps to prosecute, maintain and preserve its legal rights and ownership interests in all of its Company Owned Intellectual Property.  The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer's right to own, use or hold for use any Company Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(b)Section 4.13(b) of the Disclosure Schedule lists: (i) all Company Owned Intellectual Property, including all patents and patent applications, and registrations and applications for trademarks, copyrights, and domain names and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by the Company within 120 days after the Closing Date with respect to such Intellectual Property Rights in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights.

(c)The Company has secured from all consultants, advisors, employees, independent contractors and other persons who independently or jointly contributed to or participated in the conception, reduction to practice, customization, creation or development of any Company Owned Intellectual Property for or on behalf of the Company (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property Rights in such contribution that the Company did not already own by operation of Law, and has obtained the waiver of all non-assignable rights.

(d)To the Company’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company Owned Intellectual Property by any third party.  The Company has not brought any Action for infringement or misappropriation of any Intellectual Property Right.  The Company is not infringing, misappropriating or violating, or has never infringed, misappropriated or violated, the Intellectual Property Rights of any third party.  The Company has not been implicated in any Action or received any formal communication alleging that the Company has violated or, by conducting its business as currently conducted or as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other Person or entity.

4.14.Environmental Matters.  The Company holds, and is in compliance in all material respects with, all Environmental Permits that are material to the conduct of the Business.  The Company is, and has been since its formation, otherwise in compliance in all material respects with applicable Environmental Laws.  The Company has never received any formal communication from any Governmental Entity or any other Person that the Company is subject to any pending or threatened Action (a) based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its employees, agents or representatives or (b) arising out of the ownership, use, possession, control or operation by the Company of any facility, site, area or property from which there was an Environmental Release of any Hazardous Substance.  The Company does not currently, and has not since its formation, generated any Hazardous Substance.

4.15.Taxes.

(a)The Company: (i) has timely filed all Tax Returns required to be filed by it; (ii) has timely paid and discharged all Taxes required to be paid or discharged by it (whether or not shown as due on any Tax Return); (iii) has established accruals and reserves for Taxes reflected in the Financial Statements that are adequate to cover all Taxes accruable through the Closing Date (including interest and penalties, if any, thereon) in accordance with GAAP; (iv) has made all estimated Tax payments required to be made by it; and (v) has no Liability for Taxes in excess of the amount so paid or accruals or reserves so established.  All such Tax Returns are true, accurate and complete in all material respects and were prepared in compliance with applicable Law.  The Company is not delinquent in the payment of any Tax or in the filing of any Tax Return, nor is it the beneficiary of any extension of time within which to file any Tax Return, and no deficiencies for any Tax have been threatened, claimed, proposed or assessed against the Company.  The Company has never received any written communication from the IRS or any other Tax Authority regarding any issues that (A) are currently pending before the IRS or any other Tax Authority (including any sales or use Tax Authority) regarding the Company, or (B) have been raised by the IRS or other Tax Authority and not yet finally resolved.  No Tax Return of the Company is under audit by the IRS or any other Tax Authority and any such past audits (if any) have been completed and fully resolved and all Taxes determined by such audit to be due from the Company have been paid in full to the applicable Tax Authorities.  The Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.  There are no Tax Liens upon any property or assets of the Company, except liens for current Taxes not yet due.  The Company has made available true, correct and complete copies of all federal, state and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since its inception.

(b)The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts owing to any employee, independent contractor, creditor, member, stockholder or other third party, and has timely filed all withholding Tax Returns.  The Company: (i) is not and never has been a party to or bound by any Tax sharing, tax indemnity, or Tax allocation agreement; (ii) has never filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Law; (iii) has never consummated or participated in any transaction which was or is a “reportable transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations; (iv) has never been a member of a consolidated, combined, unitary or aggregate group; (v) has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years; (vi) has never been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; (vii) has never made any entity classification election on IRS Form 8832; and (viii) has never made any election Section 965(h) of the Code.  No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  The Company has no Liability for the Taxes of any other person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise and (viii) has never made any election Section 965(h) of the Code.

(c)The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received or deferred revenue accrued on or prior to the Closing, or (v) election pursuant to Section 108(i) of the Code made effective on or prior to the Closing.

4.16.Material Contracts.

(a)Section 4.16(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.16(a), all of the following Contracts to which the Company is a party (each, a “Material Contract”):

(i)any Contract for the purchase, sale, lease or license of property, materials, supplies, equipment, services, software, intellectual property or other assets committing the Company or the other party to such Contract to pay more than the Contract Materiality Threshold;

(ii)any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;

(iii)any trust indenture, mortgage, promissory note, loan agreement or other Contract for the lending or borrowing of money, or any leasing transaction of the type required to be capitalized in accordance with the Company’s Accounting Principles and any Contract of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Indebtedness of any other Person;

(iv)any Contract with any Significant Supplier or Significant Customer;

(v)any Contracts that require the Company to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(vi)any Contract that provides any customer of the Company or the Business with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Company or the Business, including, without limitation, contracts containing what are generally referred to as “most favored nation” provisions;

(vii)any Contract concerning confidentiality or non-solicitation;

(viii)any Contract granting exclusive territory, sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(ix)any joint venture and/or partnership agreements, and any and all other Contracts providing for the sharing of revenue, profits or expenses;

(x)any Contracts between the Company and any Governmental Entity;

(xi)any agreement containing any support, maintenance or service obligation or cost on the part of the Company, other than Contracts that do not commit the Company to pay more than the Contract Materiality Threshold;

(xii)any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

(xiii)any other Contract or obligation not listed in clauses (i) through (xii) of this Section 4.16(a) that individually had or has a value or payment obligation in excess of the Contract Materiality Threshold or is otherwise material to the Company or the Business.

(b)The Company has not entered into any Contract limiting the freedom of the Company or any of its Affiliates to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property Rights, or any Contract otherwise materially limiting the right of the Company or any of its Affiliates to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services.

(c)All Material Contracts are in written form.  the Company has performed, in all material respects, all of the obligations required to be performed by it prior to the date hereof and is not, to the Company’s knowledge, alleged to be in default in respect of, any Material Contract.  Each of the Material Contracts is in full force and effect, subject only to the General Enforceability Exclusions.  There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to: (i) become a default or event of default under any Material Contract; or (ii) give any third party: (A) the right to declare a default or exercise any remedy under any Material Contract; (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract; (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract; or (D) the right to cancel, terminate or modify any Material Contract.  Since its inception, the Company has not received or given any formal communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract.  The Company has no Liability for renegotiation of any Contract with any Governmental Entity or any other Person.  The Company has made available true, correct and complete copies of all Material Contracts.

4.17.Customers; Suppliers.

(a)The Company has no outstanding material dispute concerning its products and/or services with any customer that, in the 12-month period ended on the Balance Sheet Date, was one of the 10 largest sources of revenues for the Business, based on amounts paid or payable (each, a “Significant Customer”), and, to the Company’s knowledge, no Significant Customer has any material dissatisfaction with its relationship with the Company.  Each Significant Customer is listed on Section 4.17(a)(1) of the Disclosure Schedule.  Except as described on Section 4.17(a)(2) of the Disclosure Schedule, the Company has not received any communication from any Significant Customer that such Person intends to cease conducting business with the Company in the foreseeable future or after the Closing, or that such Person intends to terminate or materially modify its pricing, payment terms, volume or existing relationship with the Company, and the Company has not provided, or does not intend or expect to provide, any notice of like effect to any Significant Customer.

(b)The Company has no outstanding dispute concerning products and/or services provided by any supplier or vendor who, in the 12-month period ended on the Balance Sheet Date, was one of the 10 largest suppliers of products and/or services to the Business, based on amounts paid or payable (each, a “Significant Supplier”), and, to the Company’s knowledge, no Significant Supplier has any material dissatisfaction with its relationship with the Company.  Each Significant Supplier is listed on Section 4.17(b)(1) of the Disclosure Schedule.  Except as described on Section 4.17(b)(2) of the Disclosure Schedule, the Company has not received any communication from any Significant Supplier that such Person intends to cease conducting business with the Company in the foreseeable future or after the Closing, or that such Person intends to terminate or materially modify existing Contracts with the Company or otherwise decrease its commercial relationship with the Company.  The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on its business as currently conducted and as proposed to be conducted, to the Company’s knowledge, there is no reasonably foreseeable reason why and, to the Company’s knowledge, there is no reason why the Company will not continue to have such access on commercially reasonable terms for the foreseeable future.

(c)Except as described in Section 4.17(c) of the Disclosure Schedule, the Company has no partnership, joint venture, agency, franchise or other relationship with any customer or supplier, other than the relationship of independent contractors.

4.18.Insurance.  The Company maintains insurance policies reasonably appropriate for its business and operations, including all legally required workers’ compensation insurance and casualty, fire and general liability insurance.  The Company is in material compliance with all insurance requirements under its Contracts.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid, and the Company is otherwise in material compliance with the terms of such policies and bonds.  All such policies and bonds remain in full force and effect, and, to the Company’s knowledge, there is no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

4.19.Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of the Company or any Seller.  Following the Closing, Buyer shall not have any Liability, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement or the Transactions, or the Company’s or any Seller’s engagement of any such investment banker, broker, advisor, finder or similar party prior to the Closing.

4.20.Warranties and Guaranties.

(a)Except as set forth on Section  4.20(a)(1) of the Disclosure Schedule, the Company has not made any express warranty or guaranty as to goods sold, or services provided by, the Company (a “Warranty”), and there is no pending or, to the Company’s knowledge, threatened claim alleging any breach of any Warranty.  Copies of all Warranties are attached on Section  4.20(a)(2) of the Disclosure Schedule.

(b)The Company has no exposure to, or Liability under, any Warranty: (i) beyond that which is typically assumed in the ordinary course of business by persons engaged in businesses comparable in scope of the Business; or (ii) that would have a Material Adverse Effect on the Company or the Business.

4.21.Compliance with Laws.  The Company complies, and has at all times since its inception complied, in all material respects with all applicable Laws.  The Company has not, nor to the Company’s knowledge has any other Person, received any notice or other written communication at any time regarding any actual or alleged failure of the Company or any Seller (as it relates to the Business) to comply with any applicable Law.  Neither the Company nor any retained representative thereof has offered or given, and to the Company’s knowledge, no Person has offered or given on its behalf, anything of value to, in violation of applicable Law: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) influencing any action or decision of such Person in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company or any Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person, except for an immaterial political contribution (in an amount which was less than $1,000) by a political action committee which was fully disclosed to the appropriate Governmental Entity (without any resulting fine or penalty to the Company).

4.22.Books and Records.  The Company has made available true, correct and complete copies of: (a) all documents identified on the Disclosure Schedule; (b) the Organizational Documents, each as currently in effect; (c) the minute books containing records of all proceedings, consents, actions and meetings of the Company’s board of directors, committees of the Company’s board of directors and the Sellers that occurred since the inception of the Company; (d) the stock ledger, journal and other records reflecting all capital stock issuances and transfers and all equity interests and equity-linked interests in the Company; and (e) all Permits, orders and consents that are material to the operation of the Business, and all applications for such Permits, orders and consents.  The minute books the Company made available contain a complete and accurate summary of all material actions taken at any meetings of managers, directors and equityholders of the Company, or actions by written consent thereof, in each case since the inception of the Company, and reflect all transactions referred to in such minutes accurately in all material respects.

4.23.Related Party Transactions.

(a)Except as set forth in Section 4.23(a)(1) of the Disclosure Schedule there are no Contracts between the Company, on the one hand, and any of its managers, officers, directors, employees, Affiliates, equityholders or other security holders, or any relative or spouse of any such person (each, a “Related Party”), on the other hand.  Each employee, consultant or contractor of the Company who is a relative or spouse of any officer, director or manager of the Company or any of its Affiliates or any Seller is listed on Section 4.23(a)(2) of the Disclosure Schedule.

(b)To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in or relationship with: (i) any Person with which the Company has a material business relationship; or (ii) any Person that competes with the Company (other than solely by virtue of such person’s ownership of less than 1% of the outstanding stock of publicly traded companies that compete with the Company).

(c)All notes receivable and notes payable of the Company owing by or to any Related Party (the “Affiliate Loans”) have been paid in full, settled by way of capital contribution in kind, cancelled or otherwise discharged as of Closing.  Section 4.23(c) of the Disclosure Schedules sets forth a true, correct and complete list of all Affiliate Loans and the outstanding balance and applicable interest payments under each Affiliate Loan as of the date hereof. Any account receivable existing between the Company, on the one hand, and any Related Party, on the other hand, shall be paid in full on the Closing Date and out of Sellers’ proceeds.

4.24.Restrictions on Business Activities.  There is no Contract pursuant to which the Company is or may become, or pursuant to which, immediately following the Closing any Purchased Asset will or may become, subject to any restrictions or purported restrictions on selling, licensing or otherwise distributing any of its products or on providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of any market.

4.25.Solvency.  Immediately after giving effect to the Transactions, the Company shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent Liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of the Company or any Seller. In connection with the Transactions, the Company has not incurred, or does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

4.26.Disclosure.  No representation or warranty made to Buyer by the Company or any Seller with respect to the Transactions, whether in this Agreement or otherwise, contains an untrue statement of a material fact or omits to state a material fact necessary to make such statements, in light of the circumstances in which it was made, not misleading.  The Company does not know of any fact or circumstance that is reasonably likely to materially adversely affect the prospects, financial condition or results of operations of the Company.

ARTICLE V
Representations And Warranties Of the SellerS

Each Seller represents and warrants to Buyer, jointly and severally, as of the date of this Agreement and as of the Closing, that:

5.1.Ownership of Shares.  Such Seller is the sole record and sole beneficial holder of 100% of the capital stock set forth opposite its name on Section 4.3 of the Disclosure Schedule, free and clear of any Liens (such Shares, such “Equity Interest”).  Such Seller’s Equity Interest constitutes such Seller’s entire equity interest in the Company.  No person (other than Buyer) has a beneficial interest in or a right to acquire or vote any of such Seller’s Equity Interest.  Such Seller’s Equity Interest is not subject to any Liens (other than Liens created pursuant hereto)

5.2.Authorization.  Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or creation. Such Seller has all requisite power and authority to enter into this Agreement and each Ancillary Transaction Document to which such Seller is a party, and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each Ancillary Transaction Document to which such Seller is a party by such Seller and the consummation by such Seller of the Transactions have been duly authorized by all necessary action, if any, on the part of such Seller.  This Agreement and each Ancillary Transaction Document to which such Seller is a party has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the General Enforceability Exclusions.

5.3.Non-Contravention.

(a)No Conflict.  The execution and delivery by such Seller of this Agreement and the Ancillary Transaction Documents to which such Seller is a party do not, and the consummation of the Transactions does not, and the Seller’s performance of its obligations under this Agreement and the Ancillary Transaction Documents to which such Seller is a party will not: (i) result in the creation of any Lien on any of such Seller’s capital stock or other equity or equity-linked interests of the Company; or (ii) conflict with or violate the Organizational Documents, of conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to: (A) any Contract to which such Seller is a party or by which such Seller or any of such Seller’s capital stock or other equity or equity-linked interests of the Company is bound or affected; or (B) any applicable Law.

(b)Required Consents.  Except for consents or approvals obtained prior to the date of this Agreement, no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any Governmental Entity or other Person is necessary or required to be made or obtained by such Seller to enable such Seller to lawfully execute and deliver, enter into, and perform its obligations under this Agreement and each of the Ancillary Transaction Documents to which such Seller is a party.

5.4.Litigation.  There is no Action pending against such Seller that relates in any way to this Agreement, any Ancillary Transaction Document to which such Seller is a party, or the Transactions.  To the knowledge of such Seller: (a) no such Action has been threatened; and (b) there is no reasonable basis for any such Action.

5.5.No Brokers.  Except as set forth in Section 4.19 of the Disclosure Schedule, such Seller is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.  Following the Closing, none of Buyer, or any of its respective Affiliates shall have any Liability, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement or the Transactions or the engagement of any such investment banker, broker, advisor, finder or similar party prior to the Closing.

5.6.Taxes.  Such Seller has had an opportunity to review with its own advisors the Tax consequences of the Transactions.  Such Seller understands that it must rely solely on its advisors and not on any statements or representations made by Buyer, the Company or any of their respective agents or representatives.  Such Seller understands that such Seller (and not Buyer, or the Company or any other Person) shall be responsible for any Tax Liability for such Seller that may arise as a result of the Transactions.

5.7.Confirmation Regarding the Company Representations and Warranties. Such Seller has read and understands the representations and warranties set forth in Article IV and, to the best of such Seller’s knowledge, such representations and true and correct.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Company to enter into this Agreement, Buyer hereby represents and warrants, solely to the Sellers, as follows:

6.1.Organization and Authority of Buyer; Enforceability.  Buyer is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation.  Buyer has full entity power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the Transactions have been duly authorized by all requisite actions on the part of Buyer.  This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Company, the Sellers and the Sellers’ Representative) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

6.2.Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the Transactions, do not and will not: (a) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of Buyer; or (b) violate or conflict with any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to Buyer.  No consent, approval, waiver or authorization is required to be obtained by Buyer from any Person or entity (including any Governmental Entity) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions.

6.3.Legal Proceedings. There is no Action of any nature pending or, to Buyer’s knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the Transactions.

6.4.Investment Purpose.  Buyer is acquiring the Purchased Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof other than in compliance with all applicable Laws, including U.S. federal securities Laws.  Buyer agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws.  Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

ARTICLE VII
covenants

7.1.Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including executing and delivering such additional documents, instruments, conveyances and assurances, and  using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to Contracts with the Company as are necessary for the consummation of the Transactions.  In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the Parties shall use their respective reasonable best efforts to take all such action.

7.2.Public Announcements.  The Company, the Sellers and the Sellers’ Representative shall not, and the Company, the Sellers and the Sellers’ Representative shall, shall not cause their respective agents and representatives not to, prior to Buyer’s public announcement, if any, of this Agreement and the Transactions, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the Transactions or use Buyer’s name or the name of any Affiliate of Buyer or refer to Buyer or any Affiliate of Buyer directly or indirectly in connection with Buyer’s relationship or the relationship of any Affiliate of Buyer with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Buyer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of third parties contemplated by this Agreement.  In the event Buyer makes any public announcement with respect to this Agreement or the Transactions, neither the Company nor any Seller shall, and each such Party shall cause its respective Affiliates, agents and representatives not to, issue any press release or other public statement relating to the terms of this Agreement or the Transactions that differs in any material respect from any such public announcement made by Buyer or any of its Affiliates.  Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or otherwise restrict or limit any communication between Buyer, on the one hand, and any of its Affiliates, on the other hand, and Buyer and its Affiliates shall be free to make customary disclosures to their respective Affiliates relating to the terms of this Agreement and/or the Transactions.

7.3.Tax Matters.

(a)Responsibility for Filing.  The Parties agree that Buyer shall prepare and file or cause to be prepared and filed all income Tax Returns of the Company that are for a Pre-Closing Tax Period and that are due after the Closing Date, including Tax Returns for Taxable periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”).  20 Business Days prior to the due date of such returns, Buyer shall permit the Sellers’ Representative to review and comment on the Straddle Period returns and shall consider in good faith such revisions to such returns as are reasonably requested by the Sellers’ Representative.  The Sellers, jointly and severally, shall reimburse Buyer for any Taxes paid by Buyer or any of its Affiliates that are attributable to Pre-Closing Taxes within 30 days after payment by Buyer or any Affiliate of Buyer of such Taxes; provided, however, that the Sellers shall not reimburse Buyer for any Pre-Closing Taxes to the extent that they were included as current liabilities in the Net Working Capital Amount.  Each Seller shall be responsible for filing its own Tax Returns for all Taxable Periods, regardless of whether such periods end before or after the Closing Date.

(b)Cooperation on Tax Matters.

(i)Each Party shall cooperate fully, as and to the extent reasonably requested by the other Parties, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon any other Party’s request) the provision of records and information which are reasonably necessary to any such audit, litigation or other proceeding and being available on a mutually convenient basis to provide additional information and explanation of any matters provided hereunder.  Each Party shall retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until the expiration of the statute of limitations (including extensions) of the respective Taxable periods, and abide by all record retention agreements entered into with any Tax Authority.

(ii)Each Party further agrees, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction)

(c)Allocation of Taxes for any Straddle Period.  In the case of any Straddle Period, the amount of any Taxes (other than property or ad valorem Taxes) attributable to the portion of such Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date.  In the case of any property or ad valorem Taxes that are payable for a Straddle Period, the portion of such Tax which is attributable to the portion of such Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (collectively, “Transfer Taxes”) incurred in connection with the Transactions shall be borne 50% by the Sellers and 50% by the Buyer.  Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that Buyer shall be given the opportunity to review and comment on any such Tax Return or other documentation before joining in the execution thereof.

(e)Other Tax Matters.

(i)Following the Closing Buyer shall cause the Company to (A) restate its pre-Closing books and records to conform to GAAP; and (B) determine the Company’s potential unpaid state sales and use tax liabilities for any Pre-Closing Taxable Period (any such Taxes “Pre-Closing Sales Taxes”).  The Sellers, jointly and severally, shall be fully responsible for and shall promptly reimburse Buyer, on an as incurred basis, for any out-of-pocket professional fees and expenses incurred by the Company in connection with the restatement and determination contemplated by the previous sentence. Further, Sellers shall cooperate fully, as and to the extent reasonably requested by the Company and Buyer, in connection with such endeavors.

(ii)Notwithstanding anything in this Agreement to the contrary, in respect of any applications, filing, communications, voluntary disclosure agreements or other Tax Returns with respect Pre-Closing Sales Taxes (including any related administrative or judicial proceedings) (any “Pre-Closing Sales Tax Matter”), Buyer shall have the right to control the conduct of such Pre-Closing Sale Tax Matter; provided that the Sellers may participate in the conduct of such Pre-Closing Sales Tax Matter. For the avoidance of doubt, the Sellers shall be responsible, jointly and severally, for and indemnify Buyer or its Affiliates pursuant to Section 8.1(a)(viii) from, against and respect of any and all Pre-Closing Sales Tax, and any and all other claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) arising out of or relating to any Pre-Closing Sales Tax Matter; provided, however, that should Buyer either fail to promptly file a claim for refund, or notify Seller that it does not intend to make a claim for refund in any jurisdiction which was overpaid as a result of any determination of sales tax liability in another jurisdiction, then Seller shall have the right to file a claim for such refund.  A promptly filed claim for refund shall mean a claim for refund filed by Buyer within 30 days following Buyer’s receipt of a notice of assessment issued by any jurisdiction assessing Pre-Closing Sales Taxes.  Should Seller have the right to file a claim for refund as set forth above, then Buyer shall use its reasonable efforts to provide Seller access to all applicable records, receipts, tax filings and other documents in its possession that relate to such Pre-Closing Sales Tax Matter as may be reasonably requested by Seller.  The Parties acknowledge that Buyer may be required to sign and file any claim for refund, and Buyer will use its reasonable efforts to timely file any claim for refund submitted by Seller.  Seller acknowledges and agrees that in the event it pursues any claim for refund on behalf of the Company as set forth above, Seller shall be responsible for any legal and accounting fees associated with such filings, if any.  To the extent Seller is successful in its claim for refund, all amounts refunded and actually received by Buyer shall reduce the amount of Buyer’s claim against Seller for any Pre-Closing Sales Tax Matter.

7.4.Release.  In consideration for the agreements and covenants of Buyer set forth in this Agreement, as of and following the Closing Date, the Company and each Seller, on behalf of themselves and, to the extent permitted by Law, each of their respective Affiliates (collectively in the singular, each a “Releasing Party” and in the plural, the “Releasing Parties”) hereby knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Buyer and its predecessors, successors, parents, Subsidiaries and other Affiliates, and any of their respective current and former officers, directors, employees, agents, or representatives from and for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs, and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, a Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act of commission or omission, errors, negligence, strict liability, breach of contract, tort, violations of Law, matter or cause whatsoever from the beginning of time to the Closing Date (collectively, the “Released Claims”); provided, however, that such release will not cover any claims against Buyer arising after the Closing Date under this Agreement, or any Ancillary Transaction Document.

7.5.401(k) Plans.  Effective as of the Business Day immediately preceding the Closing, the Company and the Sellers shall take all actions necessary to effect the termination of any and all Company Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of the Business Day immediately preceding the Closing, no Company employee shall have any right thereafter to contribute any amounts to any Company Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Company shall provide Buyer with evidence that each such Company Plan has been terminated pursuant to an action by the Company board of directors.

7.6.Customer Notification.  Buyer will not initiate a discussion with any customer of the Company regarding the billing practices of the Company prior to Closing; provided, however, nothing contained herein shall prohibit or restrict Buyer from making any disclosures or providing any notifications as required by Contract, applicable Law or any Governmental Entity or engaging in any such discussions initiated by a customer of the Company.  In the event Seller alleges that Buyer breached its obligations pursuant to this Section 7.6, the burden of proof to prove such breach shall be on Seller.

ARTICLE VIII
INDEMNIFICATION

8.1.Indemnification.

(a)Subject to the limitations and exceptions set forth in this ARTICLE VIII, each Seller (as such, the “Indemnifying Person”), jointly and severally, agrees to indemnify and hold harmless Buyer and its Affiliates, each of their respective managers, directors, officers, agents, employees, representatives, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, fees, settlement costs and expenses, including costs of investigation and defense and reasonable fees and expenses of legal counsel, experts and other professionals (collectively, “Indemnifiable Damages”), whether or not due to a third-party claim, in each case, directly or indirectly incurred, arising out of or resulting from or in connection with:

(i)any breach of any representation or warranty made by the Company in ARTICLE IV or made by the Company in any Ancillary Transaction Document to which the Company is a party;

(ii)any breach of any representation or warranty made by any Seller in ARTICLE V or made by any Seller in any Ancillary Transaction Document to which such Seller is a party;

(iii)any and all (A) Indebtedness of the Company that existed prior to the Closing and that remained unpaid after the Closing that is not included in the Final Net Working Capital Amount, and (B) Transaction Expenses that existed prior to the Closing and that remained unpaid after the Closing that is not included in the Final Net Working Capital Amount;

(iv)any breach of or default of any of the covenants in Article VII made by the Company (to the extent required to be performed at or prior to the Closing) or any Seller or a breach or default of any of the covenants in any Ancillary Transaction Document to which the Company or any Seller is a party;

(v)any fraud, intentional misrepresentation or willful breach by or on the part of Seller or any Seller arising out of, resulting from or in connection with this Agreement or in any Ancillary Transaction Document to which Seller or any such Seller is a party;

(vi)any Released Claim;

(vii)any failure to obtain any consent required from any Person in connection with a Contract listed on Section 4.4(a) of the Disclosure Schedule;

(viii)any Excluded Liabilities;

(ix)any Pre-Closing Taxes, including for the avoidance of doubt, any federal or state income taxes for any Pre-Closing Taxable Period and, subject to the treatment of any refunds received pursuant to Section 7.3(e)(ii), Pre-Closing Sales Taxes; and

(x)without duplication of Section 2.3, any Unidentified Liabilities.

(b)For purposes of calculating the amount of any Indemnifiable Damages under this ARTICLE VIII, any materiality, Material Adverse Effect or other similar qualifications in the representations and warranties contained in ARTICLE IV and ARTICLE V shall be disregarded.

8.2.Recourse; Other Limitations.

(a)The indemnification obligations of each Indemnifying Person under this ARTICLE VIII and the set-off rights set forth in Section 2.4(f) shall constitute the sole and exclusive rights, claims and remedies of all Indemnified Persons with respect to the Transactions against such Indemnifying Person; provided, however, that this ARTICLE VIII shall not limit or restrict Buyer’s and its Affiliates’ rights to specific performance, injunctive relief or any other equitable remedies for any breach or threatened breach of this Agreement or any Ancillary Transaction Document to which the Company or any Seller is a party, or any right or remedy arising by reason of any claim of fraud, intentional misrepresentation or willful breach.

(b)Except with respect to Special Matters or indemnification claims pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) for breaches of Fundamental Representations the Indemnifying Persons’ aggregate Liability for indemnification claims shall be limited to an aggregate amount equal to 15% of the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.4, if any.

(c)With respect to Special Matters (other than Section 8.1(a)(v)) and with respect to indemnification claims pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) with respect to breaches of only those certain Fundamental Representations, the Indemnifying Person shall be liable for any Indemnifiable Damages resulting therefrom up to the sum of: (i) the Final Net Purchase Price; plus (ii) the portion of the Earn-Out Consideration actually earned pursuant to Section 2.4, if any. Notwithstanding anything to the contrary set forth herein, indemnification claims pursuant to Section 8.1(a)(v) shall be unlimited.

(d)Other than with respect to indemnification claims pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) for a breach of any of the Fundamental Representations, no claim for indemnification may be made by any Indemnified Person pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) unless and until the aggregate amount of the Indemnifiable Damages exceeds the Basket Amount, at which point, subject to the limits set forth in this ARTICLE VIII, Indemnified Persons may recover all Indemnifiable Damages, including the Basket Amount.  No Indemnified Person shall be entitled to receive indemnification more than once with respect to the same loss even if the state of facts giving rise to such loss constitutes a breach of more than one representation, warranty, covenant or agreement.

8.3.Period for Claims; Other Limitations.  The period during which claims for Indemnifiable Damages may be made pursuant to Section 8.4 for the indemnity obligations under this Agreement (the applicable period, the “Claims Period”) shall commence at the Closing and terminate on the first Business Day occurring after the 15-month anniversary of the Closing Date (the “Indemnification Period”); provided, however, that the Claims Period for claims made: (a) pursuant to Section 8.1(a)(i) or Section 8.1(a)(ii) with respect to the breach of a Fundamental Representation; and (b) pursuant to Section 8.1(a)(iii)-(x) shall commence at the Closing and shall survive indefinitely (the applicable time period specified in this proviso being the “Subsequent Claims Period”).  Notwithstanding anything to the contrary in this Agreement, all or the applicable portion of the Escrow Amount necessary to satisfy any unresolved or unsatisfied claim for Indemnifiable Damages specified in any Officer’s Certificate delivered to Sellers’ Representative pursuant to Section 8.4 prior to expiration of the Indemnification Period shall not be distributed to the Sellers until such claim for Indemnifiable Damages has been resolved or satisfied in accordance with the terms hereof, at which point the entire remaining portion of the Escrow Amount shall be distributed to the Sellers upon the terms and subject to the conditions set forth in the Escrow Agreement.  With respect to any portion of the Escrow Amount reserved for a given indemnification claim made by any Indemnified Person in accordance with Section 8.4 prior to the expiration of the Claims Period, such reserved amount shall be distributed to the Sellers after such claim has been resolved or satisfied in accordance with the terms of this Agreement, net of any amounts therefrom used to satisfy any Indemnifying Person’s indemnification obligations with respect to such claim in accordance with this ARTICLE VIII, upon the terms and subject to the conditions set forth in the Escrow Agreement.

8.4.Claims.  On or before the last day of the Indemnification Period, Buyer may deliver to Sellers’ Representative to Sellers’ Representative a certificate signed by any officer of Buyer (as updated or amended from time to time by Buyer in good faith by delivering an updated or amended Officer’s Certificate to Sellers’ Representative, an “Officer’s Certificate”): (a) stating that an Indemnified Person has incurred, paid, reserved or accrued Indemnifiable Damages, or is reasonably likely to incur, pay, reserve or accrue Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may reasonably raise such matter in audit of Buyer which could give rise to Indemnifiable Damages); (b) stating the Indemnified Person’s reasonable, good faith estimate of the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by Buyer to be incurred, paid, reserved or accrued); and (c) specifying in reasonable detail (based upon the information then possessed by Buyer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related and the principal facts, to the extent then known by Buyer, giving rise to any such claim for indemnification and the sections of this Agreement pursuant to which such claim is being made.  Provided that the Officer’s Certificate is delivered to Sellers’ Representative, no delay in providing such Officer’s Certificate shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Person is materially prejudiced by such delay.

8.5.Resolution of Objections to Claims.

(a)Sellers’ Representative shall have 30 days after receipt of an Officer’s Certificate to object in good faith in writing to any claim or claims by Buyer made in such Officer’s Certificate, and if no such written objection is received by Buyer within such 30-day period, such matter shall be deemed to be determined in favor of Buyer as set forth in, and as may be qualified by, such Officer’s Certificate.  If Sellers’ Representative objects in good faith and delivers written notice of such objection to Buyer within such 30-day period, Buyer and Sellers’ Representative shall attempt in good faith to resolve such objection within the 45-day period commencing on Buyer’s receipt of such written objection.  If Buyer and Sellers’ Representative shall so agree, a memorandum setting forth such agreement shall be prepared and signed by all such Parties, and the Parties shall execute and deliver written instructions to the Escrow Agent directing the Escrow Agent to distribute an amount equal to the agreed amount set forth in such memorandum.

(b)If no such agreement can be reached during such 45-day period, but in any event upon the expiration of such 45-day period, the dispute shall be handled in accordance with Section 9.7, Section 9.8 or Section 9.8, as applicable.

8.6.Third-Party Claims.

(a)In the event that any claim for which an Indemnifying Person would be liable to an Indemnified Person hereunder is asserted against or sought to be collected from such Indemnified Person by a third party (including any Tax audit, contest or similar proceeding), subject to Section 8.2 and Section 8.3 (each, a “Third-Party Claim”), the Indemnified Person shall notify in writing Sellers’ Representative of such Third-Party Claim within 30 days after the Indemnified Person becomes aware of such Third-Party Claim (or within such shorter period as may be required to permit the Indemnifying Person to respond to any such Third-Party Claim), specifying the nature of and the specific basis for such Third-Party Claim and a good faith estimate (to the extent practicable) of the amount of all related Indemnifiable Damages; provided, however, that the failure to so notify Sellers’ Representative will not relieve any Indemnifying Person from Liability under this ARTICLE VIII unless (and then only to the extent that) it has been prejudiced by such delay.

(b)The Indemnifying Person shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if and only if the Indemnifying Person (i) provides to the Indemnified Person written notice of the Indemnifying Person’s election to defend such Third-Party Claim within 30 days of the receipt of such notice from the Indemnified Person and (ii) provides to the Indemnified Person written acknowledgment that such Third-Party Claim involves a matter for which the Indemnifying Person is obligated to provide indemnification to the Indemnified Person pursuant to this ARTICLE VIII; provided, however, that in the case of any Third-Party Claim with respect to any Tax audit, contest or similar proceeding relating to both a Pre-Closing Tax Period and a Post-Closing Tax Period, the Indemnifying Person shall not be entitled to assume and control the defense of such Third-Party Claim to the extent such Tax audit, contest or similar proceeding relates to a Post-Closing Tax Period.  Notwithstanding anything herein to the contrary, the Indemnifying Person shall not have the right to assume the defense of any such Third-Party Claim (A) if such Third-Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Person, or (B) if the defendants in, or targets of any such Third-Party Claim include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person has been advised by counsel that a conflict of interest likely exists between the Indemnified Person and the Indemnifying Person (in which case the Indemnifying Person will not have the right to assume the defense of the Third-Party Claim against the Indemnified Person).

(c)If the Indemnifying Person elects to undertake any such defense, the Indemnified Person may participate in such defense at its own expense.  The Indemnified Person shall undertake good faith efforts to cooperate with the Indemnifying Person in such defense and make available to the Indemnifying Person, at the Indemnifying Person’s expense, all witnesses, pertinent records, materials and information in the Indemnified Person’s possession or under the Indemnified Person’s control relating thereto (or in the possession or control of any of its Affiliates or its or their representatives) as are reasonably requested by the Indemnifying Person or its counsel.  If the Indemnifying Person elects to control any such defense, the Indemnified Person shall not, without the Indemnifying Person’s prior written consent pay or permit to be paid any amount in settlement of such Third-Party Claim unless: (i) the Indemnifying Person consents in writing to such payment; (ii) the Indemnifying Person withdraws from the defense of, or fails to actively conduct the defense of, such Third-Party Claim; or (iii) a final judgment is entered against the Indemnified Person with respect to such Third-Party Claim.  The Indemnifying Person shall not unreasonably withhold consent to a settlement.  Notwithstanding anything to the contrary in this Agreement, with respect to any Third-Party Claim for which the Indemnifying Person has elected to conduct the defense and is actively conducting the defense thereof, if the Indemnified Person so directs the Indemnifying Person in writing, the Indemnifying Person shall settle, compromise or discharge such Third-Party Claim for the settlement amount specified by the Indemnified Person (the “Settlement Amount”), which shall be paid as follows: (A) to the extent that the Indemnifying Person does not object to the amount to be paid to the applicable third party in connection with the settlement, compromise or discharge of such Third-Party Claim, such amount shall constitute Indemnifiable Damages for all purposes under this Agreement (such amount, the “Agreed Value”), and the Indemnified Person may unilaterally direct the Escrow Agent to distribute an amount equal to the Agreed Value as specified in written instructions delivered by the Indemnified Person to the Escrow Agent; and (B) the Indemnified Persons shall fund any portion of the Settlement Amount that is in excess of the Agreed Value (such excess, the “Disputed Amount”).  The Indemnified Person shall have the right to make a claim for Indemnifiable Damages for the Disputed Amount and, if the Indemnified Person makes such claim, a portion of the Escrow Amount equal to the Disputed Amount shall continue to be held by the Escrow Agent and shall not be paid to the Sellers until the Indemnified Person’s claim for Indemnifiable Damages with respect to the Disputed Amount has been resolved or satisfied in accordance with the terms of Section 8.4, this Section 8.6, Section 9.8, Section 9.9 and the Escrow Agreement, as applicable.

8.7.No Waiver by Knowledge.  An Indemnified Person’s right to indemnification under this ARTICLE VIII based on the breach of any representation, warranty, covenant or agreement  shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnified Person’s or its Affiliates’ or their respective representatives’ knowledge of such breach or untruth, regardless of whether such knowledge exists as a result of the Indemnified Person’s investigation, as a result of disclosure by the Indemnifying Person (or any other Person), or otherwise.

8.8.Tax Treatment of Indemnity Payments.  The Parties agree to treat any indemnity payment made pursuant to this ARTICLE VIII as an adjustment to the Final Net Purchase Price for federal, state, local and foreign income Tax purposes unless otherwise required by Law.

ARTICLE IX
GENERAL PROVISIONS

9.1.Survival of Representations and Warranties and Covenants.  The representations and warranties with respect to the Company and the Sellers in Article IV and Article V shall survive the Closing and remain in full force and effect until the expiration of the Claims Period that applies to such representations and warranties as set forth in Section 8.3; provided, however, that no right to indemnification pursuant to ARTICLE VIII in respect of any claim that is set forth in an Officer’s Certificate (including any update or amendment thereto) delivered to Sellers’ Representative prior to the expiration of the applicable Claims Period shall be affected by the expiration of such representations and warranties as it relates to such claim.

9.2.Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested), or sent via email (with receipt confirmed), to the Parties at the respective addresses set forth on Schedule D (or at such other address for a Party as shall be specified by like notice).

9.3.Counterparts.  This Agreement may be executed in one or more counterparts (including by means of DocuSign (or similar) or transmission in portable document format (.pdf)), all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

9.4.Entire Agreement; Non-assignability; Parties in Interest; Amendment.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, the Schedules, including the Disclosure Schedule: (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the Parties any rights or remedies hereunder (except that ARTICLE VIII is intended to benefit Indemnified Persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and the Sellers.

9.5.Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided; however, that Buyer may assign, transfer or delegate its rights and obligations pursuant to this Agreement, in whole and not in part, to one of the following persons if such Person signs a written agreement evidencing its assumption of such rights and obligations: (a) any direct wholly-owned Subsidiary of Buyer or any successor in interest to Buyer; (b) one or more banks or other lenders providing financing to Buyer or its Affiliates from time to time; or (c) any Person that acquires the outstanding shares of capital stock or substantially all of the assets of Buyer.

9.6.Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties.  The Parties shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7.Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.8.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law.  Other than as expressly provided in Section 2.3, Section 2.4 and Section 8.6 with respect to the resolution of Disputes, the Parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the Wilmington, Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such Action shall be heard and determined in such a Delaware state or federal court.  The Parties hereby consent to and grant any such court jurisdiction over the Person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.  With respect to any particular Action, venue shall lie solely in the State of Delaware.

9.9.WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.10.Fees and Expenses.  Other than as expressly provided in Section 2.3, Section 2.4 and ARTICLE VIII, each Party shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such Party in connection with the Transactions, including all fees, costs and expenses incurred by such Party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection herewith or therewith; (b) the preparation and submission of any filing or notice required to be made or given in connection with the Transactions; and (c) the consummation of the Transactions.

9.11.Confidentiality.  It is understood and agreed by the Company, each Seller and their respective counsel that this Agreement and all of its Schedules and Exhibits, as well as its terms, and matters discussed in negotiating its terms are confidential. It is therefore understood and agreed by the Company and each Seller and their respective counsel that they will not (except as specifically permitted under Section 7.2), and will cause their Affiliates not to, unless required by a subpoena, court or applicable Law or the rules of a stock exchange on which their securities are listed, reveal, discuss, publish or in any way communicate any terms of this Agreement, or the fact of the Agreement generally, other than to state that the terms in the Agreement were satisfactory to all Parties.  The foregoing shall not prohibit Seller from disclosing or discussing any information that is made public by Buyer, in each case so long as such disclosure or discussion does not extend beyond such information made public by Buyer.

9.12.Limited Guarantee. Subject to the terms and conditions set forth in this Agreement, including Section 8.2, Thomas A. Callaway hereby irrevocably and unconditionally guarantees to Buyer, without right of set-off, the due and punctual performance of all of the obligations of the Sellers hereunder.

9.13.Sellers’ Representative.

(a)Each Seller acknowledges, ratifies and agrees to the appointment of Thomas A. Callaway as the representative of such Seller (the “Sellers’ Representative”) in connection with the acquisition of the Company by Buyer pursuant to the terms of this Agreement.  The Sellers’ Representative will act as agent and attorney-in-fact on behalf of each Seller with full power of substitution to act in the name, place and stead of the Sellers with respect to, as applicable, the transfer of the Purchased Shares owned by the Sellers to Buyer in accordance with the terms and provisions of this Agreement, and to act on behalf of each Seller in any litigation or arbitration involving this Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including, without limitation, the power:

(i)to act for the Sellers with regard to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any claim on behalf of Sellers and to transact matters of litigation;

(ii)to execute and deliver any certificate, instrument and/or agreement that the Sellers’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement;

(iii)to receive funds under this Agreement and give receipts for such funds, it being understood that any such funds received by the Sellers’ Representative under this Agreement on behalf of Sellers shall be distributed by the Sellers’ Representative to the Sellers in accordance with their respective Pre-Closing Ownership Percentages as if such funds were distributed directly to such Sellers;

(iv)to receive service of process in connection with any claims under this Agreement; and

(v)to exercise any powers or otherwise act on behalf of the Sellers as explicitly provided for in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

L.A.R.K. Industries, Inc. (d/b/a Residential Design Services)

By: /s/ Kendall R. Hoyd

Name: Kendall R. Hoyd

Title:President

COMPANY:

T.A.C. Ceramic Tile Co.

By: /s/ Thomas A. Callaway

Name: Thomas A. Callaway

Title:President

SELLERS:

TAC & TAC Irrevocable Trust dated December 28, 2012

By: /s/ Robert J. Hughes

Name: Robert J. Hughes

Title:Trustee

Thomas A. Callaway Living Trust U/A dated December 28, 2012

By: /s/ Thomas A. Callaway

Name: Thomas A. Callaway

Title:Trustee

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS’ REPRESENTATIVE:

/s/ Thomas A. Callaway

Thomas. A. Callaway

[Signature Page to Purchase Agreement]

Schedule A

Additional Defined Terms

Term	Definition
Adjusted EBITDA

The net income generated by the operation of the Earn-Out Business during the 12-month period beginning the first full month after the Closing Date before interest expense, income tax expense, depreciation expense and intangible asset amortization expense, calculated in accordance with GAAP, and to the extent in accordance with GAAP, consistently applied in accordance with past practices and in accordance with normal year end cut-off practices, plus (or minus) any adjustments that are reasonably required to remove the effect of any one-time or non-recurring expenses or income during such period and/or are consistent with adjustments that an independent and nationally recognized accounting firm would reasonably be expected to make in the course of preparing a “quality of earnings analysis” for a potential arm’s length purchaser of the Company.

Adjusted EBITDA Threshold	$11,528,200.57.
Ancillary Transaction Documents

Collectively, the Escrow Agreement, the Restrictive Covenant Agreements, the Commercial Lease, the Funds Flow Memo, the other documents, certificates, affidavits and agreements delivered pursuant to Section 3.2.

Balance Sheet Date	November 30, 2018.
Basket Amount	An amount equal to 0.5% of Enterprise Value.
Business	Sale and installation of tile products, hardwood flooring, carpet and vinyl.
Buyer	L.A.R.K. Industries, Inc. (d/b/a Residential Design Services).
Closing Effective Time	12:01 a.m. Eastern time on the Closing Date.
Contract Materiality Threshold	$25,000 per annum.
Earn-Out Business	The Business as conducted by Seller immediately prior to the Closing; and for the avoidance of doubt, excluding any other products or services sold by Buyer or any of Buyer’s Affiliates.
Earn-Out End Date	The date which is 12 months following the first full month after the Closing Date.
Earn-Out Statement Delivery Deadline	The date which is 90 days following the Earn-Out End Date.

Schedule A-1

Enterprise Value	$41,405,300.
Escrow Agent	Citibank N.A.
Escrow Agreement	The Escrow Agreement, dated as of the Closing Date, by and among Seller, Buyer and the Escrow Agent.
Escrow Amount	$5,000,000.
Financial Statements

Collectively: (a) the audited consolidated balance sheet of the Company as of the last day immediately preceding the current fiscal year and the related audited consolidated statement of income and Sellers’ equity and cash flow of the Company for the fiscal year then-ended; and (b) the unaudited consolidated interim balance sheet of the Company as of the Balance Sheet Date and the related unaudited consolidated statements of income and the Company’s equity and cash flow of the Company for the fiscal year-to-date period then-ended.

Knowledge Group Members	Thomas A. Callaway, Tom Latkanich, Ron Adams, Teresa Callaway.
Net Working Capital Amount

An amount equal to the sum of: (a) the Company’s consolidated total current assets (as defined by and determined in accordance with GAAP); minus (b) the Company’s consolidated total current liabilities (as defined by and determined in accordance with GAAP); in each case corresponding to the categories and line items set forth on the illustrative calculation of the Net Working Capital Amount set forth on Schedule E.  For purposes of calculating the Net Working Capital Amount and for the avoidance of doubt, the Company’s consolidated total current liabilities shall include only those items listed as current assets or current liabilities on Schedule E.

Neutral Accountant	Baker Tilly (or, if such firm shall decline or is unable to act, another independent Neutral Accountant of national reputation reasonably acceptable to Seller and Buyer).
Restricted Parties	Thomas A. Callaway.
Restrictive Covenant Agreement

A Restrictive Covenant Agreement in the form provided by Buyer and reasonably acceptable to the Company and each Restricted Party, to be executed by the Company and each Restricted Party in favor of Buyer.

Special Matters	Indemnification claims made pursuant to Section 8.1(a)(iii)-(x).
Target Net Working Capital Amount	$9,697,000.
Virtual Data Room	The “Tango Alpha Charlie 1” virtual data room folder hosted by Microsoft OneDrive in connection with the Transactions.

Schedule A-2